                          STOCK PURCHASE AGREEMENT

         This STOCK PURCHASE AGREEMENT (this "Agreement") dated as of April 22, 1997 is by and among Thomas C. Pedersen ("Pedersen") and the other individuals who have signed this Agreement (collectively with Pedersen, the "Shareholders" and individually, each a "Shareholder"), Rheochem, Incorporated, a New Jersey corporation (the "Holding Company"), Rheochem Technologies, Inc., a Delaware corporation ("Rheochem"), and Astor Corporation, a Delaware corporation ("Buyer").

                               R E C I T A L S

         WHEREAS, Rheochem is engaged in the development, production and sale of paraffin lubricants, waxes, synthetic stearates and other lubricating systems used in the extrusion of polyvinyl chloride products (the "Business");

         WHEREAS, Buyer and Holding Company each own a 50% equity interest in Rheochem, and Buyer wishes to acquire control of the 50% interest now owned by Holding Company;

         WHEREAS, Shareholders of Holding Company are willing to sell to Buyer all the outstanding stock of Holding Company in order to enable Buyer to acquire control of Holding Company's 50% interest in Rheochem;

         WHEREAS, each Shareholder owns the number of the issued and outstanding shares (collectively, the "Shares") of Holding Company's common stock, no par value per share, (the " Holding Company Common Stock"), set forth opposite such Shareholder's name on EXHIBIT A hereto, which Shares in the aggregate represent all of the issued and outstanding shares of Holding Company's capital stock; and

         WHEREAS, Buyer desires to purchase and Shareholders desire to sell the Shares on the terms and conditions set forth herein.

                              A G R E E M E N T

         NOW, THEREFORE, in consideration of the premises, and the mutual representations, warranties, covenants and agreements hereinafter set forth, the parties hereto agree as follows.

                                  ARTICLE I

                                 DEFINITIONS

         1.01 DEFINITIONS. The following terms, as used herein, have the following meanings; other terms are defined elsewhere in this Agreement:

         "AFFILIATE" means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under direct or indirect common control with such other Person. Without limiting the generality of the foregoing, after the Closing Date the Affiliates of Buyer shall include Holding Company and Rheochem.

         "APPLICABLE LAW" means, with respect to any Person, any domestic or foreign, federal, state or local statute, law, ordinance, rule, administrative interpretation, regulation, policy, guidance,


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order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Authority (including any Environmental Law) applicable to such Person or any of its Affiliates or Plan Affiliates or any of their respective properties, assets, officers, directors, employees, consultants or agents (in connection with such officer's, director's, employee's, consultant's or agent's activities on behalf of such Person or any of its Affiliates or Plan Affiliates).

         "ASSOCIATE" or "ASSOCIATED WITH" means, when used to indicate a relationship with any Person, (a) any other Person of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of ten percent or more of any class of equity securities issued by such other Person, (b) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, and (c) any relative or spouse of such Person, or any relative of such spouse who has the same home as such Person or who is a director or officer of such Person or any Affiliate thereof.

         "BENEFIT ARRANGEMENT" means any material benefit arrangement that is not an Employee Benefit Plan, including, without limitation, (i) each material employment or consulting agreement, (ii) each arrangement providing for material insurance coverage for employees, (iii) each material incentive bonus or deferred bonus arrangement, (iv) each arrangement providing material termination allowance, severance or similar benefits, (v) each material equity compensation plan, (vi) each material deferred compensation plan and
(vii) each material compensation policy and practice maintained by Holding Company or Rheochem or any ERISA Affiliate of either of them covering employees, former employees, directors and former directors and the beneficiaries of any of them.

         "BENEFIT PLAN" means an Employee Benefit Plan or Benefit Arrangement.

         "BUSINESS DAY" means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

         "CODE" means the Internal Revenue Code of 1986, as amended.

         "CONTRACTS" means all contracts, agreements, options, leases, licenses, sales and purchase orders, commitments and other instruments of any kind, whether written or oral, to which Holding Company or Rheochem, as the case may be, is a party on the Closing Date, including the Scheduled Contracts and the Subsequent Material Contracts.

         "DAMAGES" means all demands, claims, actions or causes of action, assessments, losses, damages, costs, expenses, liabilities, judgments, awards, fines, sanctions, penalties, charges and amounts paid in settlement net of insurance proceeds actually received, including without limitation (i) interest on cash disbursements in respect of any of the foregoing at the Reference Rate in effect from time to time, compounded quarterly, from the date each such cash disbursement is made until the Person incurring the same shall have been indemnified in respect thereof and (ii) reasonable costs, fees and expenses of attorneys, accountants and other agents of such Person.

         "EMPLOYEE BENEFIT PLAN" means any employee benefit plan, as defined in Section 3(3) of ERISA, that is sponsored or contributed to by Holding Company, Rheochem or any ERISA Affiliate thereof covering employees or former employees.

         "EMPLOYEE PENSION BENEFIT PLAN" means any employee pension benefit plan, as defined in Section 3(2) of ERISA, that is subject to Title IV of ERISA, including a Multiemployer Plan.

         "ENVIRONMENTAL LAWS" means all Applicable Laws relating to Hazardous Substances, toxic torts, occupational health and safety, or protection of the environment, including, without limitation, (i) all Applicable Laws pertaining to reporting, licensing, permitting, controlling, investigating or remediating emissions, discharges, releases or threatened releases of Hazardous Substances, chemical substances, pollutants, contaminants or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature, into the air, surface water, groundwater or land, (ii) all Applicable Laws relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances, chemical substances, pollutants, contaminants or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature; and (iii) the Resource Conservation and Recovery Act ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), the Clean Air Act, the Water Pollution Control Act, the Safe Drinking Water Act, the Toxic Substance Control Act ("TSCA") and all requirements promulgated pursuant to any of these or analogous state or local statutes.

         "ENVIRONMENTAL LIABILITIES" means Liabilities of a Person that arise under any Environmental Law and that relate to facts, circumstances, events or conditions in existence as of, or occurring on or before, the Closing Date.

         "ENVIRONMENTAL REPORT" means the environmental site assessment of Rheochem's facility in Columbia, Missouri conducted by ENSR Environmental Consultants in connection with this Agreement.

         "EQUIPMENT" means all machinery, equipment, furniture, office equipment, communications equipment, vehicles, storage tanks, spare and replacement parts, fuel and other tangible property (and interests in any of the foregoing) of Rheochem.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA AFFILIATE" of any Person means any other Person that, together with such Person as of the relevant measuring date under ERISA, was or is required to be treated as a single employer under Section 414(b), (c),
(m) or (o) of the Code.

         "GAAP" means generally accepted accounting principles in the United States applied on a consistent basis.

         "GOVERNMENTAL AUTHORITY" means any foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

         "GROUP HEALTH PLAN" means any group health plan, as defined in
Section 5000(b)(1) of the Code.

         "HAZARDOUS SUBSTANCE" means any substance or material: (i) the presence of which in, at or about the air, surface water, groundwater, soil, land, or any facility requires investigation or remediation under any Environmental Law; or (ii) that is defined as a "hazardous waste" or "hazardous substance" under any Environmental Law; or (iii) that is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic or mutagenic or otherwise hazardous and is regulated by any Governmental Authority having or asserting legal, regulatory, judicial, administrative or other authority over Holding Company or Rheochem; or (iv) the presence of which causes a nuisance or other tortious condition under any Applicable Law or any Environmental Law or poses a hazard to the health or safety of Persons; or
(v) the presence of which on adjacent properties constitutes a trespass or other tortious condition by Holding Company or Rheochem; or (vi) without limitation, that contains gasoline, diesel fuel or other petroleum hydrocarbons, polychlorinated biphenols (PCBs) or asbestos.

         "INDEMNIFYING PARTY" means: (1) Shareholders when any Buyer Indemnitee is asserting a claim under Sections 9.01(a) or 11.11 or (2) Buyer when any Shareholder Indemnitee is asserting a claim under Sections 9.01(b) or 11.11.

         "INDEMNITEE" means: (1) each of Buyer and its Affiliates with respect to any claim for which any Shareholder is an Indemnifying Party under Sections 9.01(a) or 11.11; or (2) Shareholders and their Affiliates with respect to claims for which Buyer is an Indemnifying Party under Sections 9.01(b) or 11.11.

         "INVENTORY" means all items of inventory notwithstanding how classified in the financial records of Rheochem, including all raw materials, work-in-process, finished goods, and supplies of Rheochem.

         "IRS" means the Internal Revenue Service.

         "KNOWLEDGE" means, with respect to any individual, all things which are actually known to such individual and, with respect to any corporation, all things which are actually known to the executive officers of such corporation.

         "LIABILITY" means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, whether or not the same is required to be accrued on the financial statements of such Person and whether or not the same is disclosed on any schedule to this Agreement.

         "LIEN" means, with respect to any asset, any mortgage, title defect or objection, lien, pledge, security interest, hypothecation, restriction, encumbrance or charge of any kind in respect of such asset.

         "MATERIAL ADVERSE EFFECT" means a change in, or effect on, the operations, affairs, prospects, financial condition, results of operations, assets, Liabilities, reserves or any other aspect of Rheochem or the Business that results in a material adverse effect on, or a material adverse change in, the Business taken as a whole.

         "MULTIEMPLOYER PLAN" means a multiemployer plan, as defined in
Section 3(37) and 4001(a)(3) of ERISA.

         "PERMITTED LIENS" means (i) Liens for Taxes or governmental assessments, charges or claims the payment of which is not yet due, or for Taxes the validity of which are being contested in good faith by appropriate proceedings; (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other similar Persons and other Liens imposed by Applicable Law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith; (iii) Liens relating to deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security or to secure the performance of leases, trade contracts or other similar agreements; (iv) Liens and Encumbrances specifically identified in the Financial Statements (as hereinafter defined), (v) Liens securing executory obligations under any Lease that constitutes an "operating lease" under GAAP; and (vi) other Liens set forth on SCHEDULE 1.01(a) hereto; PROVIDED, HOWEVER, that, with respect to each of clauses (i) through (v), to the extent that any such Encumbrance or Lien arose prior to the date of the 1996 Rheochem Balance Sheet and relates to, or secures the payment of, a Liability that is required to be accrued under GAAP, such Encumbrance or Lien shall not be a Permitted Lien unless adequate accruals for such Liability have been established therefor on such Balance Sheet in conformity with GAAP. Notwithstanding the foregoing, no Lien arising under the Code or ERISA with respect to the operation, termination, restoration or funding of any Benefit Plan sponsored by, maintained by or contributed to by Holding Company, Rheochem or any of their ERISA Affiliates or arising in connection with any excise tax or penalty tax with respect to such Benefit Plan shall be a Permitted Lien.

         "PERSON" means an individual, corporation, partnership, association, trust, estate or other entity or organization, including a Governmental Authority.

         "PLAN AFFILIATE" means, with respect to any Person, any Benefit Plan sponsored by, maintained by or contributed to by such Person, and with respect to any Benefit Plan, any Person sponsoring, maintaining or contributing to such Benefit Plan.

         "PROHIBITED TRANSACTION" means a transaction that is prohibited under Section 4975 of the Code or Section 406 of ERISA and not exempt under
Section 4975 of the Code or Section 408 of ERISA, respectively.

         "PURCHASE PRICE" means $14,100,000.

         "REFERENCE RATE" means the per annum rate of interest publicly announced from time to time by The Chase Manhattan Bank as its prime rate (or reference rate). Any change in the Reference Rate shall take effect at the opening of business on the day specified in the public announcement of such change.

         "SUBSIDIARY" means, with respect to any Person, (i) any corporation as to which more than 10% of the outstanding stock having ordinary voting rights or power (and excluding stock having voting rights only upon the occurrence of a contingency unless and until such contingency occurs and such rights may be exercised) is owned or controlled, directly or indirectly, by such Person and/or by one or more of such Person's Subsidiaries, and (ii) any partnership, joint venture or other similar relationship between such Person (or any Subsidiary thereof) and any other Person (whether pursuant to a written agreement or otherwise).

         "TAX" means all taxes imposed of any nature including federal, state, local or foreign net income tax, alternative or add-on minimum tax, profits or excess profits tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax, FICA or FUTA), real or personal property tax or ad valorem tax, sales or use tax, excise tax, stamp tax or duty, any withholding or back up withholding tax, value added tax, severance tax, prohibited transaction tax, premiums tax, occupation tax, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax.

           "TAX RETURN" means all returns, reports, forms or other information required to be filed with respect to any Tax.

                                   ARTICLE II

                               PURCHASE AND SALE

          2.01 PURCHASE OF SHARES FROM SHAREHOLDERS. On the terms and subject to the conditions set forth herein, at the Closing (as hereinafter defined) each Shareholder shall sell, transfer, convey, assign and deliver to Buyer, free and clear of all Share Encumbrances (as hereinafter defined), and Buyer shall purchase, acquire and accept from each Shareholder, all the Shares owned by such Shareholder. At the Closing, each Shareholder shall deliver to Buyer certificates evidencing the Shares owned by such Shareholder duly endorsed for transfer together with such other instruments as may be reasonably requested by Buyer to transfer full legal and beneficial ownership of the Shares to Buyer, free and clear of all Share Encumbrances. Buyer shall pay the Purchase Price for the Shares in accordance with the terms of
Section 2.02(b) of this Agreement.

          2.02 CLOSING.

               (a) The closing (the "Closing") of the transactions contemplated by this Agreement shall take place at the offices of Whitman Breed Abbott & Morgan, 200 Park Avenue, New York, New York 10166-0193 on the later of April 30, 1997, or the date on which the last of the conditions to Closing set forth in Sections 8.01 and 8.02 have been satisfied or waived by the party or parties entitled to waive the same or on such other date as to which the parties may agree (the "Closing Date"); PROVIDED, HOWEVER, that, as provided in Section 10.01(f), Pedersen as representative of all Shareholders or Buyer may terminate this Agreement if the Closing shall not have been consummated by the Outside Date (as hereinafter defined).

               (b) At the Closing, Buyer shall pay the Purchase Price to Shareholders in cash by wire transfer of immediately available funds to a bank account or bank accounts designated in writing by Pederson as representative of all Shareholders. The payment shall be allocated among Shareholders as set forth in EXHIBIT A.

                                 ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS, HOLDING
                            COMPANY AND RHEOCHEM

          As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated herein, Shareholders jointly and severally represent and warrant to Buyer as set forth in Section 3.01 and Holding Company, Rheochem and Pedersen jointly and severally represent to Buyer as set forth in Sections 3.02 through 3.27:

          3.01 REPRESENTATIONS REGARDING THE SHARES AND SHAREHOLDERS.

               (a) Each Shareholder has good and marketable title to the Shares which are to be transferred to Buyer by such Shareholder pursuant hereto as set forth in EXHIBIT A free and clear of any and all covenants, conditions, restrictions, voting trust arrangements, rights of first refusal, options, Liens and adverse claims or rights whatsoever (collectively, "Share Encumbrances"); and on the Closing

Date, each Shareholder will have, and will deliver to Buyer, good and marketable title to the Shares free and clear of any and all Share Encumbrances.

               (b) Each Shareholder has the full right, power and authority to enter into this Agreement and to transfer, convey and sell to Buyer at the Closing the Shares to be sold to Buyer by such Shareholder hereunder, and upon consummation of the purchase contemplated hereby, Buyer will acquire from such Shareholder good and marketable title to the Shares to be sold to Buyer by such Shareholder, free and clear of all Share Encumbrances.

               (c) No Shareholder is a party to, subject to or bound by any judgment, order, writ, prohibition, injunction or decree of any court or other governmental body, or any agreement, which would prevent the execution or delivery of this Agreement by such Shareholder to Buyer or the transfer, conveyance and sale of the Shares to be sold by such Shareholder to Buyer pursuant to the terms hereof.

               (d) The execution, delivery and performance by Shareholders of this Agreement and the consummation thereby of the transactions contemplated hereby are within each of Shareholders' powers. This Agreement has been duly and validly executed by Shareholders and constitutes the legal, valid and binding agreement of Shareholders, enforceable against each of them in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors rights generally and subject to general principles of equity.

          3.02 CORPORATE EXISTENCE AND POWER OF HOLDING COMPANY. Holding Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey and has all corporate power and authority to carry on its business as now conducted and to own its assets as now owned. Holding Company is not required to be qualified to do business in any state other than New Jersey.

          3.03 CORPORATE EXISTENCE AND POWER OF RHEOCHEM. Rheochem is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and authority to carry on the Business as now conducted and to own and operate its assets as now owned and operated. Rheochem is not required to be qualified to conduct the Business in any state other than the State of Missouri, where Rheochem is duly qualified to do business and in good standing.

          3.04 AUTHORIZATION. The execution, delivery and performance by Holding Company and Rheochem of this Agreement and the consummation thereby of the transactions contemplated hereby are within each of Holding Company's and Rheochem's powers and have been duly authorized by all necessary corporate action on the part of Holding Company and Rheochem. This Agreement has been duly and validly executed by Holding Company and Rheochem and constitutes the legal, valid and binding agreement of Holding Company and Rheochem, enforceable against each of them in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and subject to general principles of equity.

          3.05 SUBSIDIARIES. Holding Company has no Subsidiaries except Rheochem, and Rheochem has no Subsidiaries.

          3.06 CAPITAL STOCK.

               (a) The authorized capital stock of Holding Company consists solely of 2,500 shares of common stock, no par value, 1,900 shares of which are issued and outstanding on the date hereof.

               (b) All such issued and outstanding shares of Holding Company Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. The Shares represent all of the issued and outstanding shares of Holding Company's capital stock and are held as set forth on EXHIBIT A. Holding Company does not hold any of the issued and outstanding shares of Holding Company Common Stock in treasury, and there are not, and on the Closing Date there will not be, outstanding (i) any options, warrants or other rights to purchase from Holding Company or any of the Shareholders any capital stock of Holding Company, (ii) any securities convertible into or exchangeable for shares of such stock or (iii) any other commitments of any kind for the issuance of additional shares of capital stock or options, warrants or other securities of Holding Company.

               (c) The authorized capital stock of Rheochem consists solely of (i) 50,000 shares of Class A Common Stock, $1.00 par value, ("Class A Common Stock"), 550 shares of which are issued and outstanding on the date hereof, and (ii) 50,000 shares of Class B Common Stock, $1.00 par value, ("Class B Common Stock", and collectively with Class A Common Stock, "Rheochem Common Stock"), 550 shares of which are issued and outstanding on the date hereof.

               (d) All such issued and outstanding shares of Class B Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and are held by Holding Company free and clear of any and all Share Encumbrances. Rheochem does not hold any shares of Rheochem Common Stock in treasury, and there are not, and on the Closing Date there will not be, outstanding (i) any options, warrants or other rights to purchase from Rheochem or Holding Company any Rheochem Common Stock, (ii) any securities convertible into or exchangeable for shares of such stock or (iii) any other commitments of any kind for the issuance of additional shares of Rheochem Common Stock or options, warrants or other securities of Rheochem.

          3.07 GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by Holding Company, Rheochem and Shareholders of this Agreement require no action by, consent or approval of, or filing with, any Governmental Authority.

          3.08 NON-CONTRAVENTION. The execution, delivery and performance by Holding Company, Rheochem and Shareholders of this Agreement do not and will not (a) contravene or conflict with the Articles of Incorporation or Bylaws of Holding Company and Rheochem, (b) contravene or conflict with or constitute a violation of any provision of any Applicable Law binding upon or applicable to Holding Company, Rheochem, Shareholders, the Business or the Shares, (c) , to the Knowledge of Pedersen, constitute a default under or give rise to any right of termination, cancellation or acceleration of, or to a loss of any benefit to which Holding Company and Rheochem are entitled, under any material Contract or any Permit or similar authorization relating to Holding Company, Rheochem, the Business or the Shares or by which Holding Company, Rheochem, the Business or the Shares may be bound, or (d) , to the Knowledge of Pedersen, result in the creation or imposition of any Lien on any assets of Holding Company or Rheochem, other than Permitted Liens, or any Share Encumbrance.

          3.09 FINANCIAL STATEMENTS; UNDISCLOSED LIABILITIES.

               (a) True and complete copies of the audited balance sheets, and unaudited related statements of income and retained earnings, and cash flows of Holding Company for the years ended October 31, 1994, 1995 and 1996, accompanied by the report thereon of Withum, Smith & Brown, certified public accountants of Holding Company, have previously been delivered to Buyer. The October 31, 1996 balance sheet is referred to herein as the 1996 Holding Company Balance Sheet. Each of these financial statements has been prepared based on the books and records of Holding Company in accordance with GAAP and Holding Company's normal accounting practices, consistent with past practice and with each other, and present fairly the financial condition and results of operations of Holding Company as of the dates or for the periods indicated.
               (b) True and complete copies of the audited balance sheets and related statements of operations and retained earnings, and cash flows of Rheochem for the years ended December 31, 1994, 1995 and 1996, accompanied by the report thereon of Ernst & Young LLP, certified public accountants of Rheochem, (the "Annual Statements"), and the unaudited balance sheets and statements of operations for each month of 1997 ending on or before March 31, 1997 (collectively, the "Interim Statements" and, together with the Annual Statements, the "Financial Statements") have previously been delivered to Buyer. The December 31, 1996 balance sheet is referred to herein as the "1996 Rheochem Balance Sheet." Each of the Financial Statements has been prepared based on the books and records of Rheochem in accordance with GAAP (except for the omission of footnote disclosure required by GAAP in the case of Interim Financials and except that the Interim Financials omit and are subject to normal year-end accruals) and Rheochem's normal accounting practices, consistent with past practice and with each other, and present fairly the financial condition and results of operations of Rheochem as of the dates or for the periods indicated.
               (c) There are no Liabilities of Holding Company or Rheochem except (a) to the extent reflected in the 1996 Holding Company Balance Sheet and the 1996 Rheochem Balance Sheet, (b) Liabilities described in this Agreement and the Schedules hereto, (c) those Liabilities of Holding Company and Rheochem incurred in the ordinary course of business since October 31, 1996 and December 31, 1996, respectively, (d) those Liabilities of Holding Company and Rheochem not required under GAAP to be reflected in the financial statements and that would not, individually or in the aggregate, have a Material Adverse Effect and (e) Liabilities related to this Agreement and the transactions contemplated hereby.

          3.10 ABSENCE OF CERTAIN CHANGES. Except as previously disclosed in writing to Buyer, approved by Holding Company and Buyer or contemplated by this Agreement, since the date of the 1996 Holding Company Balance Sheet or the 1996 Rheochem Balance Sheet, as the case may be, the Business has been conducted in the ordinary course, and there has not been:

               (a) any event, occurrence, development or state of circumstances or facts or change in Holding Company, Rheochem or the Business (including any damage, destruction or other casualty loss, but excluding any event, occurrence, development or state of circumstances or facts or change resulting from changes in general economic conditions) affecting Holding Company, Rheochem or the Business that has had or that may be reasonably expected to have, either alone or together with all such events, occurrences, developments, states of circumstances or facts or changes, a Material Adverse Effect;

               (b) (i) any incurrence, assumption or guarantee of any indebtedness for borrowed money by Holding Company or Rheochem, (ii) any incurrence of any Liability relating to a documentary or standby letter of credit by Holding Company or Rheochem, (iii) any change in any Liability other than in the ordinary course of business, or (iv) any incurrence of any other Liability by Holding Company or Rheochem, other than in the ordinary course of business;

               (c) any creation, assumption or sufferance of the existence of any Lien on any assets of Holding Company or Rheochem, other than Permitted Liens;

               (d) any transaction or commitment made, or any Contract entered into, by Holding Company or Rheochem, or any waiver, amendment, termination or cancellation of any Contract by Holding Company or Rheochem, or any relinquishment of any rights thereunder by Holding Company or Rheochem, or of any other right or debt owed to Holding Company or Rheochem, other than in each such case actions taken in the ordinary course of business consistent with past practice;

               (e) except for actions taken in the ordinary course of business consistent with the past practice of Holding Company or Rheochem that are not, in the aggregate, material, any (i) grant of any severance, continuation or termination pay to any director, officer, stockholder or employee of Holding Company or Rheochem or any Associate of any of the foregoing, (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer, stockholder or employee of Holding Company or Rheochem or any Associate of any of the foregoing, (iii) increase in benefits payable or potentially payable under any severance, continuation or termination pay policies or employment agreements with any director, officer, stockholder or employee of Holding Company or Rheochem or any Associate of any of the foregoing, (iv) except as required by Applicable Law, increase in compensation, bonus or other benefits payable or potentially payable to directors, officers, stockholders or employees of Holding Company or Rheochem or any Associate of any of the foregoing, (v) except as required by Applicable Law, change in the terms of any bonus, pension, insurance, health or other Benefit Plan of Holding Company or Rheochem, or (vi) representation of Holding Company or Rheochem to any employee or former employee of Holding Company or Rheochem that Buyer would assume, continue to maintain or implement any Benefit Plan after the Closing Date;

               (f) any loan to or guarantee or assumption of any loan or obligation on behalf of any stockholder, director, officer or employee of Holding Company or Rheochem or to any Associate of any of the foregoing, except travel advances occurring in the ordinary course of business consistent with past practice;

               (g) any material change by Holding Company or Rheochem in its accounting principles, methods or practices or in the manner it keeps its books and records or any material change by Holding Company or Rheochem of its current practices with regards to sales, receivables, payables or accrued expenses that would affect the timing of collection of receivables or the payment of payables;

               (h) any distribution, dividend, bonus or other payment by Holding Company or Rheochem to any officer, director, stockholder or Affiliate of Holding Company or Rheochem or any of their respective Affiliates or Associates (collectively, "Distributions");

         (i) the entering into of any Contract or other arrangement between Holding Company or Rheochem and any officer, director, stockholder or Affiliate of Holding Company or Rheochem or any of their respective Affiliates or Associates; or

         (j) any payment, discharge or satisfaction of any Liabilities of Holding Company or Rheochem, other than payments, discharges or satisfactions in the ordinary course of business.

       3.11 PROPERTIES; LEASES; TANGIBLE ASSETS.

         (a) Neither Holding Company nor Rheochem owns any real property or has a leasehold interest in any real property other than the real property (the "Real Property") and the leased property (the "Leased Real Property") identified on SCHEDULE 3.11(a), which constitutes all of the real property used in the Business. Holding Company or Rheochem has a good and valid leasehold interest in the Leased Real Property and the property subject to the Personal Property Leases and has good and valid title to the Real Property and its other tangible assets. Holding Company or Rheochem holds title to each such property and asset free and clear of all Liens, adverse claims, easements, rights of way, servitudes, zoning or building restrictions, or any other rights of others or other adverse interests of any kind, including chattel mortgages, conditional sales contracts, collateral security arrangements and other title or interest retention arrangements (collectively, "Encumbrances"), except for the Leases, utility easements and Permitted Liens.

         (b) SCHEDULE 3.11(b) sets forth a true and complete list of all personal property leases or licenses (i) to which Holding Company or Rheochem is a party or by which Holding Company or Rheochem is bound and (ii) that provide for annual payments by Holding Company or Rheochem in excess of $50,000 or that contain other affirmative material obligations that cannot be terminated by Holding Company or Rheochem within 30 days (the "Personal Property Leases") and all leases or licenses of Leased Real Property that provide for annual payments by Holding Company or Rheochem in excess of $50,000 or that cannot be terminated by Holding Company or Rheochem within 30 days (the "Real Property Leases" and collectively with the Personal Property Leases, the "Leases") entered into in connection with the Business. With respect to the Leases, except as set forth on SCHEDULE 3.11(b), there exist no defaults by Holding Company or Rheochem, or, to the Knowledge of Holding Company or Rheochem, any default or threatened default by any lessor or third party thereunder, that has affected or could reasonably be expected to materially affect the rights and privileges thereunder of Holding Company or Rheochem.

         (c) Neither Holding Company nor Rheochem has received notice of any pending zoning or other land-use regulation proceedings or any proposed change in any Applicable Laws that could reasonably be expected to detrimentally affect the use or operation of the Real Property or any Leased Real Property, nor has Holding Company or Rheochem received notice of any special assessment proceedings affecting the Real Property or the Leased Real Property or applied for any change to the zoning or land use status of the Real Property or the Leased Real Property.

       3.12 AFFILIATES. Except as set forth in SCHEDULE 3.12, or disclosed in the notes to the 1996 Holding Company Balance Sheet and the 1996 Rheochem Balance Sheet, neither Holding Company, Rheochem, any Shareholder, any officers or directors of Holding Company or Rheochem, who are not employees of Buyer or any of its Affiliates, (nor any immediate family member of any such officer or director):

         (a) Now has or at any time subsequent to December 31, 1994, had, either directly or indirectly, an equity or debt interest in any Person which furnishes or sells or during such period furnished or sold services or products to Holding Company or Rheochem or purchases or during such period purchased from Holding Company or Rheochem any goods or services, or otherwise does or during such period did business with Holding Company or Rheochem of a material nature or amount; PROVIDED, HOWEVER, that neither Holding Company, Rheochem, any Shareholder, nor any of Holding Company's or Rheochem's officers and directors or other Affiliates shall be deemed to have such an interest solely by virtue of the ownership of less than five percent of the outstanding voting stock or debt securities of any publicly held company, the stock or debt securities of which are traded on a national stock exchange or quoted on the National Association of Securities Dealers Automated Quotation System; or

         (b) Now is or at any time subsequent to December 31, 1994, was, a party to any contract, commitment or agreement to which Holding Company or Rheochem is or during such period was a party or under which Holding Company or Rheochem is or was obligated or bound or to which any of their respective properties may be or may have been subject, other than through Holding Company or Rheochem.

      3.13 INVENTORIES. Subject to any reserve therefor that is included in the 1996 Rheochem Balance Sheet and except as previously disclosed to the Buyer, all Inventories of Rheochem are of a quality usable (including processing into merchantable finished inventories) or salable in the ordinary course of business, except for items of obsolete materials.

      3.14 LITIGATION. Except as disclosed on SCHEDULE 3.14, (i) there are no actions, suits, hearings, arbitrations, proceedings (public or private) or governmental investigations that have been brought by or against any Governmental Authority or any other Person (collectively, "Proceedings") pending or, to the Knowledge of Holding Company, Rheochem or Pedersen, threatened, against or affecting Holding Company, Rheochem, the Business, or the Shares or which seek to enjoin or rescind the transactions contemplated by this Agreement or otherwise prevent Holding Company, Rheochem or Shareholders from complying with the terms and provisions of this Agreement; and (ii) there are no existing orders, judgments or decrees of any Governmental Authority affecting any of Holding Company, Rheochem, the Business, or the Shares.

      3.15 CONTRACTS.

         (a) SCHEDULE 3.15 sets forth a complete list of the following contracts, commitments and obligations (whether written or oral) of Holding Company or Rheochem that are in connection with the Business (collectively with the Leases and the Employment Agreements, the "Scheduled Contracts"):

             (i) each Contract between Holding Company or Rheochem and (A) each present or former director, officer or other member of management or other personnel of Holding Company or Rheochem, (B) any supplier of services or products to Holding Company or Rheochem whose dollar volume of sales to Holding Company or Rheochem exceeded $50,000 in 1996, and (C) any Person in which the aggregate payments made to Holding Company or Rheochem under such Contract exceeded $50,000 in 1996;

             (ii) each other agreement or arrangement of Holding Company or Rheochem that (y) requires the payment or incurrence of Liabilities or the rendering of services by

Holding Company or Rheochem, subsequent to the date of this Agreement of more than $50,000 and (z) cannot be terminated by Holding Company or Rheochem within 30 days;

             (iii) all Contracts relating to, and evidences of or guarantees of, or providing security for, indebtedness for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset);

             (iv) all partnership, joint venture or other similar Contracts, arrangements or agreements;

             (v) to the extent that any of the following provide for annual payments by Holding Company or Rheochem in excess of $50,000 and cannot be terminated by Holding Company or Rheochem within 30 days, all license, distribution, commission, marketing, agent, franchise, technical assistance or similar agreements relating to or providing for the marketing and/or sale of the products or services to which Holding Company or Rheochem is a party or by which Holding Company or Rheochem is otherwise bound; and

             (vi) all other contracts, commitments and obligations that are not in the ordinary course of the Business.

         (b) Each Scheduled Contract and Subsequent Material Contract is a legal, valid and binding obligation of Holding Company or Rheochem and, to the Knowledge of Holding Company, Rheochem and Pedersen, each other party thereto, enforceable (except to the extent such enforceability may be limited by bankruptcy, equity and creditors' rights generally) against Holding Company, Rheochem and, to the Knowledge of Holding Company, Rheochem and Pedersen, each such other party in accordance with its terms, and neither Holding Company, Rheochem nor, to the Knowledge of Holding Company, Rheochem and Pedersen, any other party thereto is in material default or has failed to perform any material obligation thereunder. Complete and correct copies of each Scheduled Contract have been delivered to Buyer.

      3.16 PERMITS; REQUIRED CONSENTS.

         (a) Rheochem has all material approvals, authorizations, certificates, consents, licenses, orders and permits or other similar authorizations of all Governmental Authorities (and all other Persons) necessary for the operation of the Business or Rheochem's assets in substantially the same manner as currently operated or affecting or relating in any way to the Business or such assets (the "Permits").

         (b) There is no Scheduled Contract with respect to which the consent of the other party or parties thereto must be obtained by Holding Company, Rheochem or Shareholders by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby to avoid the invalidity of the transfer of such Contract, the termination thereof, a breach or default thereunder or any other change or modification to the terms thereof. Each Permit is valid and in full force and effect in all material respects and none of the Permits will be terminated or become terminable or impaired in any material respect as a result of the transactions contemplated hereby.

      3.17 COMPLIANCE WITH APPLICABLE LAWS. The operation of the Business has not violated or infringed, and does not violate or infringe, any Applicable Law, or any order, writ, injunction or decree of any Governmental Authority, except for violations and infringements, which, individually or in the aggregate, will not have a Material Adverse Effect.

      3.18. EMPLOYMENT AGREEMENTS; CHANGE IN CONTROL; AND EMPLOYEE BENEFITS.

         (a) SCHEDULE 3.18 sets forth all Benefit Plans and Benefit Arrangements of Holding Company and Rheochem used in connection with the Business. Holding Company and Rheochem have made true and correct copies of all governing instruments and related agreements pertaining to such Benefit Plans and Benefit Arrangements available to Buyer.

         (b) Except as set forth in SCHEDULE 3.18, neither Holding Company, Rheochem nor any ERISA Affiliates of either of them sponsors or has within the last five years sponsored, maintained, contributed to, or incurred an obligation to contribute to, any Employee Pension Benefit Plan.

         (c) Except as set forth in SCHEDULE 3.18, no individual shall accrue or receive additional benefits, service or accelerated rights to payments of benefits under any Benefit Plan, including the right to receive any parachute payment, as defined in Section 280G of the Code, or become entitled to severance, termination allowance or similar payments as a direct result of the transactions contemplated by this Agreement.

         (d) No Employee Benefit Plan has participated in, engaged in or been a party to any non-exempt Prohibited Transaction, and neither Holding Company, Rheochem nor any ERISA Affiliates of either of them has had asserted against it any claim for taxes under Chapter 43 of Subtitle D of the Code and Sections 5000 of the Code, or for penalties under ERISA Section 502(c), (i) or (l), with respect to any Employee Benefit Plan nor, to the Knowledge of Holding Company, Rheochem or Pedersen, is there a basis for any such claim. To the Knowledge of Pedersen, no officer, director or employee of Holding Company or Rheochem has committed a material breach of any responsibility or obligation imposed upon fiduciaries by Title I of ERISA with respect to any Employee Benefit Plan.

         (e) Other than routine claims for benefits, there is no claim pending or to the Knowledge of Holding Company or Rheochem threatened, involving any Benefit Plan by any Person against such plan or Holding Company or Rheochem or any ERISA Affiliate. There is no pending, or to the Knowledge of Holding Company, Rheochem or Pedersen, threatened, proceeding involving any Employee Benefit Plan before the IRS, the United States Department of Labor or any other Governmental Authority.

         (f) Except as set forth on SCHEDULE 3.18, each Benefit Plan has at all times prior hereto been maintained in all material respects, by its terms and in operation, in accordance with ERISA and the Code including, but not limited to, all applicable reporting and disclosure requirements. Holding Company, Rheochem and each ERISA Affiliate have made full and timely payment of all amounts required to be contributed under the terms of each Benefit Plan and Applicable Law or required to be paid as expenses under such Benefit Plan, and Holding Company, Rheochem and each ERISA Affiliate shall continue to do so through the Closing.

         (g) With respect to any Group Health Plans maintained by Holding Company, Rheochem or its ERISA Affiliates, whether or not for the benefit of Holding Company, Rheochem or its ERISA Affiliates, Holding Company, Rheochem and its ERISA Affiliates have complied in all material respects with the provisions of Part 6 of Title I of ERISA and Section 4980B of the Code. Neither Holding Company nor Rheochem is obligated to provide health care or life insurance benefits of any kind to its retired employees pursuant to any Employee Benefit Plan, including without limitation any Group Health Plan, or pursuant to any agreement or understanding.

      3.19 LABOR AND EMPLOYMENT MATTERS.

         (a) No collective bargaining agreement exists that is binding on Holding Company or Rheochem and, to the Knowledge of Pedersen, no petition has been filed or proceedings instituted by an employee or group of employees with any labor relations board seeking recognition of a bargaining representative.

         (b) (i) There is no labor strike, dispute, slow down or stoppage pending or, to the Knowledge of Holding Company, Rheochem or Pedersen, threatened against or directly affecting the Business, (ii) no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is pending, and no claims therefor exist; and (iii) neither Holding Company, Rheochem nor Pedersen, nor any of their Affiliates has received any notice or has any Knowledge of any threatened labor or civil rights dispute, controversy or grievance or any other unfair labor practice proceeding or breach of contract claim or action with respect to claims of, or obligations to, any employee or group of employees of Holding Company or Rheochem.

         (c) Holding Company, Rheochem and its Affiliates have complied and are currently complying, in all material respects, in respect of all employees of Holding Company or Rheochem, with all Applicable Laws respecting employment and employment practices and the protection of the health and safety of employees.

         (d) All individuals who are performing or have performed services for Holding Company or Rheochem, or any Affiliate thereof and are or were classified by Holding Company, Rheochem or any Affiliate as "independent contractors" qualify for such classification under Section 530 of the Revenue Act of 1978 or Section 1706 of the Tax Reform Act of 1986, as applicable, except for such instances which are not, in the aggregate, material.

      3.20 INTELLECTUAL PROPERTY.

         (a) SCHEDULE 3.20 sets forth a complete and correct list of each patent, patent application and docketed invention, trademark, trade name, trademark or tradename registration or application, copyright or copyright registration or application for copyright registration, and each license or licensing agreement for any of the foregoing relating to the Business or held by Holding Company or Rheochem (the "Intellectual Property Rights").

         (b) Neither Holding Company nor Rheochem has during the three years preceding the date of this Agreement been a party to any Proceeding, nor to the Knowledge of Holding Company or Rheochem is any Proceeding threatened as to which there is a reasonable possibility of a determination adverse to Holding Company or Rheochem that involved or may involve a claim of infringement by any Person (including any Governmental Authority) of any Intellectual Property Right. No Intellectual Property Right is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by Holding Company or Rheochem, or restricting the licensing thereof by Holding Company or Rheochem to any Person. To the Knowledge of Pedersen, the use of the Intellectual Property Rights does not conflict with, infringe upon or violate any patent, patent license, patent application, trademark, tradename, trademark or tradename registration, copyright, copyright registration, service mark, brand mark or brand name or any pending application relating thereto, or any trade secret, know-how, programs or processes, or any similar rights, of any Person.

                    3.21 ADVISORY FEES. There is no investment banker, broker, finder or other intermediary or advisor that has been retained by or is authorized to act on behalf of Holding Company, Rheochem, Shareholders or their Affiliates who might be entitled to any fee, commission or reimbursement of expenses from Buyer or any of its Affiliates or any of their respective Associates upon consummation of the transactions contemplated by this Agreement.

                    3.22 ENVIRONMENTAL COMPLIANCE.

                         (a)  Except as disclosed in the Environmental
Report, Holding Company and Rheochem have obtained all approvals, authorizations, certificates, consents, licenses, orders and permits or other similar authorizations of all Governmental Authorities, or from any other Person, that are required under any Environmental Law.

                         (b)  Except as disclosed in the Environmental
Report, Holding Company and Rheochem are in compliance in all respects with all terms and conditions of all approvals, authorizations, certificates, consents, licenses, orders and permits or other similar authorizations of all Governmental Authorities (and all other Persons) required under all Environmental Laws and is also in compliance in all respects with all other limitations, restrictions, conditions, standards, requirements, schedules and timetables required or imposed under all Environmental Laws.

                         (c)  Except as disclosed in the Environmental
Report, there are no past or present events, conditions, circumstances, activities, practices, incidents, actions, omissions or plans relating to or in any way affecting Holding Company, Rheochem or the Business that could reasonably be expected to prevent, or make more expensive, continued compliance with any Environmental Law by Buyer, Holding Company or Rheochem after the Closing, or that may give rise to any Environmental Liability, or otherwise form the basis of any claim, action, demand, suit, Proceeding, hearing, study or investigation (i) under any Environmental Law, (ii) based on or related to the manufacture, processing, distribution, use, treatment, storage (including without limitation underground storage tanks), disposal, transport or handling, or the emission, discharge, release or threatened release of any Hazardous Substance, or (iii) resulting from exposure to workplace hazards.

                    3.23 INSURANCE. The Buyer has received from Rheochem a list of all material insurance policies currently in force with respect to the Business.

                    3.24 TAX MATTERS.  Except as set forth on SCHEDULE 3.24:

                         (a)  Holding Company has timely filed all Tax
Returns required to have been filed by it on or before the date hereof (taking into account all extensions heretofore granted) and has paid or accrued all Taxes shown thereon as owing. All such Tax Returns are true, correct and complete in all material respects. Holding Company is not currently the beneficiary of any extension of time within which to file any Tax Return.

                         (b)  Holding Company  has not received any notice
that the IRS or any other taxing authority has asserted against it any deficiency in Taxes or claim for additional Taxes in connection with any tax period, which deficiency or claim has not been paid in full. Except for Liens arising from Taxes which are due but not yet payable, there are no Liens for Taxes on any assets of Holding Company.

                         (c)  Holding Company is not a party to an agreement
extending the time within which to file any Tax Return or extending the statute of limitations for any period with respect to any Tax to which it is subject. No claim has ever been made by any Taxing Authority in a jurisdiction in which Holding Company does not file Tax Returns that it is subject to taxation by that jurisdiction.

                         (d)  Holding Company has withheld and paid over all
Taxes required to have been withheld and paid over in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

                         (e)  Holding Company has not been included in any
consolidated, combined or unitary Tax Return provided for under the laws of the United States, any state or locality with respect to Taxes for any taxable period for which the statute of limitations has not expired.

                         (f)  Holding Company has not made any material
payments, and is not obligated to make any material payments, and is not a party to any agreement that would reasonably be expected to require it to make any material payments that are not deductible under Section 280G of the Code.

                         (g)  None of the assets of Holding Company
constitutes tax-exempt bond financed property or tax-exempt use property, within the meaning of Section 168 of the Code. Holding Company is not a party to any "safe harbor lease" that is subject to the provisions of Section 168(f)(8) of the Internal Revenue Code as in effect prior to the Tax Reform Act of 1986.

                         (h)  Holding Company is not a party to any joint
venture, partnership or other arrangement that is treated as a partnership for federal income Tax purposes.

                         (i)  Holding Company has no liability for Taxes of
any other person (1) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), (2) as a transferee or successor of or to such person, (3) by contract with such other person or (4) otherwise.

                         (j)  No Shareholder is a "foreign person" within the
meaning of Section 1445 (f)(3) of the Code or Treasury Regulation Section
1.1445 - 2(b).

                    3.25 MATERIAL DISCLOSURES. No statement, representation or warranty made by Holding Company, Rheochem, Pedersen or the other Shareholders in this Agreement or in any certificate, statement, list, schedule or other document furnished or to be furnished to Buyer hereunder contains, or when so furnished will contain, any untrue statement of a material fact, or fails to state, or when so furnished will fail to state, a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

                    3.26 SUFFICIENCY OF AND TITLE TO ASSETS. Rheochem has, and as of the Closing Date will have, title to, or the right to use, all assets, whether tangible or intangible, necessary to operate the Business as a going concern with all operations of the Business unimpaired in any material respect immediately after the Closing Date.

                    3.27 LONG-TERM DEBT. Holding Company and Rheochem have, and as of the Closing Date will have, no long-term debt.


                                 ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF BUYER

                    As an inducement to Shareholders to enter into this Agreement and to consummate the transactions contemplated herein, Buyer hereby represents and warrants to Shareholders that:

                     4.01 ORGANIZATION AND EXISTENCE. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and authority to enter into this Agreement and consummate the transactions contemplated hereby.

                    4.02 CORPORATE AUTHORIZATION. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby are within the corporate powers of Buyer and have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly and validly executed by Buyer and constitutes a legal, valid and binding agreement of Buyer, enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and subject to general principles of equity.

                    4.03 GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by Buyer of this Agreement require no action by, consent or approval of, or filing with, any Governmental Authority.

                    4.04 NON-CONTRAVENTION. The execution, delivery and performance by Buyer of this Agreement does not (a) contravene or conflict with the Certificate of Incorporation or Bylaws of Buyer, or (b) contravene or conflict with or constitute a violation of any provision of any Applicable Law binding upon or applicable to Buyer or (c) assuming receipt of the consent of Buyer's bank lenders, constitute a default under, or give rise to any termination, cancellation or acceleration of, or to a loss of any benefit to which Buyer is entitled under, any material contract or any material permit or authorization relating to Buyer or by which Buyer may be bound.

                    4.05 ADVISORY FEES. There is no investment banker, broker, finder or other intermediary or advisor that has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee, commission or reimbursement of expenses from Holding Company, Rheochem, Shareholders or any of their Affiliates upon consummation of the transactions contemplated by this Agreement.

                    4.06 LITIGATION. There is no Proceeding pending against, or to the Knowledge of Buyer, threatened against or affecting, Buyer before any court or arbitrators or any governmental body, agency or official that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

                                 ARTICLE V


               COVENANTS OF SHAREHOLDERS, HOLDING COMPANY AND
                                 RHEOCHEM

                    5.01 CONDUCT OF THE BUSINESS; DISTRIBUTIONS. From the date hereof until the Closing Date, Rheochem shall, and Pedersen in his capacity as President shall cause Rheochem to, conduct the Business in the ordinary course and in substantially the same manner as it has prior to the date of this Agreement and agrees, with respect to the Business and other than in the ordinary course of business, not to enter into any material agreements or take any other significant actions without the prior written consent of Buyer, which shall not be unreasonably withheld. Rheochem shall use its reasonable efforts to preserve intact the Business and the business organizations and relationships and goodwill of Rheochem with third parties and keep available the services of the present officers, employees, agents and other personnel of Rheochem. Without limiting the generality of the foregoing and except as otherwise expressly provided in this Agreement or otherwise agreed upon by Holding Company and Buyer, from the date hereof until the Closing Date:

                         (a)  Rheochem will, and Pedersen in his capacity as
President will cause Rheochem to:

                              (i)  (A) maintain the assets of Rheochem in the
ordinary course of business consistent with past practice in good operating order and condition, reasonable wear and tear excepted, (B) promptly repair, restore or replace any assets of Rheochem in the ordinary course of business consistent with past practice, (C) upon any damage, destruction or loss to any of the assets of Rheochem, apply any and all insurance proceeds received with respect thereto to the prompt repair, replacement and restoration thereof to the condition of the assets of Rheochem before such event, (D) take all actions necessary to be in compliance with, and to maintain the effectiveness of, all material Permits;

                             (ii) comply with all material Applicable Laws;

                            (iii) promptly notify Buyer in writing of (A) any
action, event, condition or circumstance, or group of actions, events, conditions or circumstances, that results in, or could reasonably be expected to result in, a Material Adverse Effect, other than changes in general economic conditions, (B) the commencement of any Proceeding by or against Rheochem, Holding Company or Shareholders, or Holding Company, Rheochem or Shareholders becoming aware of any threat, claim, action, suit, inquiry, proceeding, notice of violation, demand letter, subpoena, government audit or disallowance that could reasonably be expected to result in a Proceeding, and (C) the occurrence of any breach by Rheochem, Holding Company or Shareholders of any representation or warranty, or any covenant or agreement, contained in this Agreement.

                         (b)  Without Buyer's prior consent, Rheochem will
not, and Pedersen in his capacity as President shall not permit Rheochem to, do any of the following and will not agree to:

                              (i)  purchase or otherwise acquire assets from
any other Person other than in the ordinary course of the Business;

                             (ii) sell, assign, lease, license, transfer or
otherwise dispose of, or mortgage, pledge or encumber (other than with Permitted Liens), any of the assets of Rheochem, including Leased Real Property, except in the ordinary course of the Business;

                            (iii) enter any agreement or arrangement that
requires or allows payment, acceleration of payment or incurrence of Liabilities, or the rendering of services by Rheochem outside the ordinary course of the Business;

                             (iv) amend or modify in any material respect or
terminate any Scheduled Contract or any other Contract entered into by Rheochem after the date hereof which, if in existence on the date hereof, would be required to be set forth in the SCHEDULE 3.15 as a Scheduled Contract (each, a "Subsequent Material Contract");

                              (v) make or commit to make any capital
expenditure, or group of related capital expenditures, in excess of $25,000;

                             (vi) enter into or commit or propose to enter
into any Subsequent Material Contract;

                            (vii) make any distribution, dividend, bonus or
other payment to any officer, director, stockholder or Affiliate of Rheochem or any of their respective Affiliates or Associates except for salary, benefit or lease payments in the ordinary course and due or to become due under arrangements in existence prior to January 1, 1997, except that Rheochem may pay Holding Company a management fee in the amount of $262,500, provided that if the Closing does not occur on or before April 30, 1997, Rheochem shall pay Buyer a management fee in the same amount on May 1, 1997;

                           (viii)  (A) create, incur, assume, or guarantee
any indebtedness for borrowed money or (B) incur any Liability relating to a documentary or standby letter of credit, other than in each such case referred to in this clause (viii) in the ordinary course of the Business where the aggregate dollar amount of all of the foregoing by Rheochem does not exceed $10,000; and

                             (ix)  (A) increase the rate or terms of
compensation payable or to become payable to its employees except in the ordinary course of business, (B) pay or agree to pay any pension, retirement allowance or other employee benefit not provided for by any Employee Benefit Plan, Benefit Arrangement or Employment Agreement set forth in the Schedules hereto, (C) commit itself to any additional pension, profit sharing, bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, continuation pay, termination pay, retirement or other employee benefit plan, agreement or arrangement, or increase the rate or terms of any Employee Benefit Plan or Benefit Arrangement, (D) enter into any employment agreement with or for the benefit of any Person, or (E) increase the rate of compensation under or otherwise change the terms of any Employment Agreement set forth in SCHEDULE 3.18.

                    5.02 ACCESS TO INFORMATION. Subject to compliance with Applicable Laws, from the date hereof until the Closing Date, Rheochem will, and Pedersen will cause Rheochem to, and Holding Company and Pedersen will, promptly: (a) give Buyer and its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records relating to Rheochem or the Business upon reasonable prior notice, (b) furnish to Buyer and its counsel, financial advisors, auditors and other authorized representatives such information relating to Rheochem or the

Business as Buyer may reasonably request and (c) instruct the directors, officers, employees, counsel, auditors and financial advisors of Rheochem, Holding Company and Shareholders to cooperate with Buyer and its counsel, financial advisors, auditors and other authorized representatives in their investigation of Rheochem or the Business. Such investigation shall include, but shall not be limited to:
                    (i) A business and financial performance review of the Business;
                    (ii) A review of the financial statements and tax returns of Holding Company and Rheochem;
                    (iii) An environmental review as to the presence and nature of any hazardous materials in or on any real property owned or leased by Rheochem; and
                    (iv) A standard legal due diligence examination relating to Holding Company, Rheochem and the Business.

          5.03 MAINTENANCE OF INSURANCE POLICIES. Between the date hereof and the Closing Date, Rheochem shall not, and Pedersen shall cause Rheochem to not, and Pedersen shall not, take or fail to take any action if such action or inaction, as the case may be, would adversely affect the applicability of any insurance in effect on the date hereof that covers all or any part of the assets of Rheochem or the Business with respect to the period of time ending on the Closing Date.

          5.04 CONFIDENTIALITY.

               (a) Shareholders, Holding Company and Rheochem will, and will cause their representatives to, treat any data and information obtained with respect to Buyer or any of its Affiliates from any representative, officer, director, or employee of Buyer, or from any books or records of Buyer in connection with this Agreement, confidentially and with commercially reasonable care and discretion, and will not disclose any such information to third parties; PROVIDED, HOWEVER, that the foregoing shall not apply to
(i) information in the public domain or that becomes public through disclosure by any party other than Shareholders, Holding Company, Rheochem or their Affiliates or representatives, so long as such other party is not in breach of a confidentiality obligation, (ii) information that is required to be disclosed by Applicable Law, or (iii) any disclosure of such information in litigation between the parties hereto in the course of such litigation.

               (b) In the event that the Closing fails to take place and this Agreement is terminated, Shareholders, Holding Company, and Rheochem upon the written request of Buyer, will, and will cause their representatives to, promptly deliver to Buyer any and all documents or other materials furnished by Buyer or any of its Affiliates to Holding Company, Rheochem or Shareholders in connection with this Agreement without retaining any copy thereof. In the event of such request, all other documents, whether analyses, compilations or studies, that contain or otherwise reflect the information furnished by Buyer to Holding Company, Rheochem or Shareholders, shall be destroyed by Holding Company, Rheochem and Shareholders or shall be returned to Buyer, and Holding Company, Rheochem and Pedersen on behalf of all Shareholders shall confirm to Buyer in writing that all such materials have been returned or destroyed. No failure or delay by Buyer in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

               (c) The parties hereto recognize and agree that in the event of a breach of this Section 5.04, money damages would not be an adequate remedy to Buyer or its Affiliates for such breach and, even if money damages were adequate, it would be impossible to ascertain or measure with any degree of accuracy the damages sustained therefrom. Accordingly, if there should be a breach or threatened breach of provisions of this Section 5.04, Buyer and its Affiliates shall be entitled to an injunction restraining Holding Company, Rheochem and Shareholders from any breach without showing or proving actual damage sustained by Buyer or its Affiliates, as the case may be. Nothing in the preceding sentence shall limit or otherwise affect any remedies that Buyer and its Affiliates may otherwise have under Applicable Law.

          5.05 TRANSACTIONS AFFECTING THE SHARES. From the date hereof until the Closing Date, Shareholders will not (whether voluntarily or involuntarily, and whether currently or prospectively) sell, transfer or otherwise dispose of any of the Shares, or create (or permit the creation of) any Share Encumbrance on any of the Shares.

          5.06 CERTAIN TRANSACTIONS BY HOLDING COMPANY. On or prior to the Closing Date, Holding Company shall, and Shareholders shall cause Holding Company to:
               (a) assign, transfer and convey to Rheochem (i) Holding Company's entire right, title and interest in, to and under the lease agreement dated October 31, 1996 between 180/188 Mt. Airy Road, L.L.C. and Holding Company with respect to Holding Company's current administrative office, including, without limitation, any related security deposit and the benefit of any prepaid expenses, and (ii) Holding Company's entire right, title and interest in and to all office equipment and related property now owned by Holding Company;

               (b) distribute, as a dividend to Shareholders, (i) all cash, cash equivalents, accounts and loans receivable remaining after the payment of all salaries, bonuses, and other operating expenses of Holding Company for its taxable year (or portion thereof) ending on the Closing Date and (ii) the 8% Series A and Series B Subordinated Notes due 2003 of Astor Holdings, Inc. now held by Holding Company; and

               (c) pay, discharge or satisfy, or make provision for the payment, discharge or satisfaction, of all liabilities of Holding Company.


                                 ARTICLE VI

                            COVENANTS OF BUYER

          6.01 CONFIDENTIALITY.

               (a) Buyer will, and will cause its representatives to, treat any data and information obtained with respect to Holding Company, Rheochem or Shareholders from any representative, officer, director or employee of Holding Company, Rheochem or Shareholders, or from any books or records of Holding Company, Rheochem or Shareholders in connection with this

Agreement, confidentially and with commercially reasonable care and discretion, and will not disclose any such information to third parties; PROVIDED, HOWEVER, that the foregoing shall not apply to information in the public domain or that becomes public through disclosure by any party other than Buyer or its Affiliates or representatives, so long as such other party is not in breach of a confidentiality obligation, (ii) information that is required to be disclosed by Applicable Law, (iii) any information that is disclosed by Buyer or its Affiliates to any of their actual or prospective lenders or investors in connection with financing the transactions contemplated by this Agreement, or
(iv) any information that is disclosed by Buyer after the Closing shall have occurred; PROVIDED, HOWEVER, that in the event the Closing has occurred, this
Section 6.01(a) shall cease to be effective with respect to any data and information obtained with respect to Holding Company and Rheochem.

               (b) In the event that the Closing fails to take place and this Agreement is terminated, Buyer, upon the written request of Holding Company or Rheochem, will, and will cause its representatives to, promptly deliver to Holding Company or Rheochem any and all documents or other materials furnished by Holding Company, Rheochem or Shareholders to Buyer in connection with this Agreement without retaining any copy thereof. In the event of such request, all other documents, whether analyses, compilations or studies, that contain or otherwise reflect the information furnished by Holding Company, Rheochem or Shareholders to Buyer, shall be destroyed by Buyer or shall be returned to Holding Company, Rheochem or Shareholders, and Buyer shall confirm to Holding Company, Rheochem and Shareholders in writing that all such materials have been returned or destroyed. No failure or delay by Holding Company, Rheochem or Shareholders in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

               (c) The parties hereto recognize and agree that in the event of a breach of this Section 6.01, money damages would not be an adequate remedy to Holding Company, Rheochem and Shareholders for such breach and, even if money damages were adequate, it would be impossible to ascertain or measure with any degree of accuracy the damages sustained by Holding Company, Rheochem and Shareholders therefrom. Accordingly, if there should be a breach or threatened breach of provisions of this Section 6.01, Holding Company, Rheochem and Shareholders shall be entitled to an injunction restraining Buyer from any breach without showing or proving actual damage sustained by Holding Company, Rheochem and Shareholders. Nothing in the preceding sentence shall limit or otherwise affect any remedies that Holding Company, Rheochem and Shareholders may otherwise have under Applicable Law.

          6.02 ACCESS TO INFORMATION. Subject to compliance with Applicable Laws, from the Closing Date until December 31, 2002, Buyer will, promptly:
(a) furnish to Shareholders and their counsel, financial advisors, auditors and other authorized representatives such information relating to Holding Company, Rheochem or the Business as Shareholders may reasonably request in connection with the preparation of Tax Returns and (b) instruct the directors, officers, employees, counsel, auditors and financial advisors of Buyer to cooperate in all reasonable respects with Shareholders and their counsel, financial advisors, auditors and other authorized representatives in connection with the preparation of Tax Returns. After the Closing Date, in the event that Buyer intends to destroy any documents that contain or otherwise reflect information in connection with Holding Company, Rheochem or the Business for any period prior to the Closing Date, Buyer will provide written notice to Shareholders of its intention to destroy such documents and provide Shareholders with the opportunity to request that such documents instead be delivered to Shareholders. Any documents delivered to Shareholders pursuant to the preceding sentence shall be held by Shareholders pursuant to Section 5.04.

                                   ARTICLE VII

                            COVENANTS OF ALL PARTIES

          7.01 FURTHER ASSURANCES. Subject to the terms and conditions of this Agreement, each party will use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Applicable Law to consummate the transactions contemplated by this Agreement. Each party agrees to execute and deliver such documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement. Following the Closing, Buyer shall make the records of Holding Company and Rheochem, and the employees of Buyer, reasonably available to Shareholders, at no charge to Shareholders other than for out of pocket expenses incurred by Buyer for items such as photocopying or travel, for the purposes of providing accounting information reasonably required by Shareholders, providing testimony or information in connection with any legal proceeding or for any other appropriate purpose arising out of Shareholders' ownership of the Shares.

          7.02 CERTAIN FILINGS. The parties hereto shall cooperate with one another in determining whether any action by or in respect of, or filing with, any Governmental Authority is required or reasonably appropriate, or any action, consent, approval or waiver from any party to any Contract is required or reasonably appropriate, in connection with the consummation of the transactions contemplated by this Agreement. Subject to the terms and conditions of this Agreement, in taking such actions or making any such filings, the parties hereto shall furnish information required in connection therewith and seek timely to obtain any such actions, consents, approvals or waivers.

          7.03 PUBLIC ANNOUNCEMENTS. The parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except as may be required by Applicable Law, will not issue any such public statement prior to such consultation. Notwithstanding the foregoing, the parties may, on a confidential basis, advise and release information regarding the existence and content of this Agreement or the transactions contemplated hereby to their respective Affiliates or any of their agents, accountants, attorneys and prospective lenders or investors in connection with or related to the transactions contemplated by this Agreement, including without limitation the financing of such transactions.

          7.04 TAXES.

               (a) All sales, use, registration, stamp and similar Taxes imposed in connection with the sale of the Shares shall be borne by Buyer and all transfer and similar Taxes imposed in connection with the sale of the Shares shall be borne by Shareholders.

               (b) The Shareholders shall prepare or cause to be prepared, and, except as set forth below, shall file or cause to be filed, all Tax Returns for Holding Company for all taxable periods ending on or prior to the Closing Date which are due after the Closing Date. Such Tax Returns shall be prepared in a manner consistent with the past practices of Holding Company. Any such Tax Return which is required to be signed by or on behalf of Holding Company shall be provided to the Buyer for execution and filing at least 5 business days prior to the due date thereof.

               (c) The Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of Holding Company for taxable periods which begin before the Closing Date and end after the Closing Date. The Buyer shall deliver, at least 30 days prior to the due date for filing any such Tax Return to which this Section 7.04(c) relates (including extensions), to the Shareholders a statement setting forth the amount of Tax allocated to the Shareholders pursuant to Section 7.04(f) hereof (the "Tax Statement") for such Tax Returns and copies of such Tax Returns. Such Tax Returns shall be prepared in a manner consistent with the past practices of Holding Company.
The Shareholders shall have the right to review such Tax Returns and the Tax Statement prior to the filing of such Tax Returns and to suggest to the Buyer any reasonable changes to such Tax Returns.

               If the Shareholders disagree with the Tax Statement, the Shareholders and the Buyer agree to consult and to resolve in good faith any issue arising as a result of the review of such Tax Returns and the Tax Statement and to mutually consent to the filing of such Tax Returns as promptly as possible. In the event the parties are unable to resolve any dispute within ten days following the delivery of such Tax Returns and the Tax Statement, such dispute shall be resolved in accordance with the provisions of Section 11.11 hereof. If such dispute is not resolved within five Business Days prior to the due date (including extensions) for the filing of the Tax Return in question, then the Buyer may file such Tax Return on the due date (including extensions) therefor without such determination having been made and without the Shareholders' consent. Notwithstanding the filing of such Tax Return, the arbitrators appointed pursuant to Section 11.11 hereof shall make a determination with respect to any disputed issue, and the amount of Taxes that are allocated to the Shareholders pursuant to Section 7.04(f) hereof shall be as determined by such arbitrators.

               (d) Buyer shall have the exclusive authority and obligation and shall be responsible for the correct and timely filing of all other Tax Returns of Holding Company and Rheochem due to be filed or actually filed after the Closing Date. Such authority shall include, but not be limited to, the determination of the manner in which any items of income, gain, deduction, loss or credit arising out of the income, properties and operations of Holding Company and Rheochem shall be reported or disclosed on such Tax Returns.

               (e) Each of the Buyer, Holding Company, and the Shareholders shall cooperate fully, as and to the extent reasonably requested by any other party, in connection with the filing of Tax Returns pursuant to this Section
7.04 and any audit, litigation, or other proceeding with respect to Taxes of the Company. Such cooperation shall include the retention and (upon the other party's request) the provision of such records and information which are reasonably relevant to any such Tax Return, audit, litigation, or other proceeding.

               (f)  (i)  After giving effect to all payments in respect thereof
which have been made on or prior to the Closing Date,   Shareholders shall be
responsible and liable for, and hereby indemnify and hold harmless Buyer and Holding Company for, any unpaid Taxes imposed on Holding Company for all periods ending on or prior to the Closing Date, except to the extent such Taxes arise out of or are related to transactions required to be undertaken pursuant to
Section 5.06 of this Agreement.   Shareholders shall be responsible and liable
for, and hereby indemnify and hold harmless Buyer and Rheochem for, 50% of all Taxes imposed on Rheochem for all periods ending on or prior to December 31, 1996, except (i) to the extent such Taxes arise out of or are related to transactions required to be undertaken pursuant to Section 5.06 of this Agreement and (ii) any Tax arising from an adjustment to the treatment of management fees paid to Buyer by Rheochem; provided, however, that Shareholders shall indemnify and hold harmless Buyer and Rheochem for 100% of any Tax assessed as the result of an adjustment to the treatment of management fees paid to Holding Company by Rheochem after such Tax is offset by the net tax benefit that may inure to Holding Company as a result of such adjustment (it being understood that it shall be the responsibility of Buyer to obtain such tax benefit through the appropriate action including the filing of amended tax returns and the like).
In the case of any Taxes attributable to any taxable period of Holding
Company that begins before and ends after the Closing Date, the allocable share of such Taxes for which the Shareholders shall be responsible under this Section 7.04(f)(i) shall not exceed the portion of such Taxes which relates to the part of such taxable period ending on the Closing Date. For purposes of this Section 7.04(f)(i), the portion of any such Taxes which relates to the part of such taxable period ending on the Closing Date shall
(x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Taxes for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (y) in the case of any Tax based upon or related to income or receipts, be deemed equal to the amount of such Taxes which would have been payable if the relevant taxable period ended on the Closing Date. Any credits relating to a taxable period shall be taken into account as though the relevant taxable period ended on the Closing Date.

                    (ii) Buyer shall be responsible and liable for the timely payment of all other Taxes imposed on or with respect to the properties, income and operations of Holding Company and Rheochem, including, without limitation, any Tax Liability imposed as a result of any election made under
Section 338 of the Code.

               (g) (i) Shareholders, at their election and sole expense, shall have the exclusive authority to represent Holding Company before any taxing authority or any court regarding the Tax consequences of the operations of Holding Company for all taxable periods ending on or prior to the Closing Date; PROVIDED, HOWEVER, that Shareholders shall not enter into any settlement of any contest or otherwise compromise any issue that materially affects the Tax Liability of Holding Company for any period beginning after the Closing Date without the prior written consent of Buyer which shall not be unreasonably withheld. Shareholders shall keep Buyer fully and timely informed with respect to the commencement, status and nature of any such administrative or judicial proceedings involving any Tax Liability of Holding Company.

                    (ii) Except as provided in Section 7.04(g)(i), Buyer shall have the sole right to control any audit or examination by any taxing authority, initiate any claim for refund or amend any Tax Return, and contest, resolve and defend against any assessment for additional Taxes, notice of Tax deficiency or other adjustment of Taxes of, or relating to, Holding Company or Rheochem; PROVIDED, HOWEVER, that with respect to any audit or examination by any taxing authority regarding the Tax consequences of the operations of Holding Company for all periods ending on or prior to the Closing Date, Buyer shall notify Shareholders thereof and keep them reasonably informed.

                                 ARTICLE VIII

                             CONDITIONS TO CLOSING


                    8.01 CONDITIONS TO OBLIGATION OF BUYER. The obligation of Buyer to consummate the transactions contemplated hereby is subject to the satisfaction of each of the following conditions:

               (a) (i) Holding Company, Rheochem and Shareholders shall each have performed and satisfied in all material respects each of its material obligations hereunder required to be performed and satisfied by any of them on or prior to the Closing Date, (ii) each of the representations and warranties of Holding Company, Rheochem and Shareholders contained in this Agreement shall have been true and correct in all material respects when made and shall contain no misstatement or omission that would make any such representation or warranty materially misleading when made and shall be true and correct in all material respects, and shall not contain any misstatement or omission that would make any such representation or warranty materially misleading, at and as of the Closing Date with the same force and effect as if made as of the Closing Date, and
(iii) Buyer shall have received certificates signed by Shareholders and duly authorized executive officers of Holding Company and Rheochem to the foregoing effect and to the effect that to the Knowledge of such officers the conditions specified within this Section 8.01 have been satisfied.

                    (b) Since the date hereof, there shall not have been any event, occurrence, development or state of circumstances or facts or change in Holding Company, Rheochem or the Business (including any damage, destruction or other casualty loss, but excluding any event, occurrence, development or state of circumstances or facts or change resulting from changes in general economic conditions) affecting Holding Company, Rheochem or the Business that has had or that may be reasonably expected to have, either alone or together with all such events, occurrences, developments, states of circumstances or facts or changes, a Material Adverse Effect.

                    (c) Thomas C. Pedersen shall have executed and delivered to Buyer an Employment Agreement in the form previously agreed by Pedersen and Buyer.

                    (d) Buyer shall have received an opinion of Whitman Breed Abbott & Morgan, counsel to Holding Company, Rheochem and Shareholders, in a form reasonably acceptable to Buyer.

                    (e) Buyer shall be reasonably satisfied that there has been no material degradation of the assets of Rheochem since the completion by Buyer of its inspection of the assets of Rheochem.

                    (f) Buyer shall have completed its customary due diligence as contemplated by Section 5.02(c) and Buyer shall be satisfied, in its reasonable judgment, with both the quantity and the substance of the information provided to it.

                    (g) As of the Closing Date, there shall exist no Liens on any assets of Rheochem, other than Permitted Liens, nor any Share Encumbrances.

                    (h) Buyer shall have received the consent of its bank lenders to consummate the transactions contemplated hereby.


               8.02 CONDITIONS TO OBLIGATION OF SHAREHOLDERS. The obligation of Shareholders to consummate the transactions contemplated hereby is subject to the satisfaction of each of the following conditions:

                    (a) (i) Buyer shall have performed and satisfied in all material respects each of its material obligations hereunder required to be performed and satisfied by it on or prior to the Closing Date, and the aggregate effect of all failures to perform or satisfy all obligations of Buyer on or prior to the Closing Date shall not be materially adverse to Shareholders; (ii) the representations and warranties of Buyer contained in this Agreement shall be true, complete and accurate in all material respects at and as of the Closing Date, as if made at and as of such date and (iii) Shareholders shall have received a certificate signed by a duly authorized executive officer of Buyer to the foregoing effect and to the effect that to such officer's Knowledge the conditions specified within this Section 8.02 have been satisfied.

                    (b) The sale and transfer contemplated by this Agreement and the consummation of the Closing shall not violate any Applicable Law. No temporary restraining order, preliminary or permanent injunction, cease and desist order or other order issued by any court of competent jurisdiction or any competent Governmental Authority or any other legal restraint or prohibition preventing the transfer and exchange contemplated hereby or the consummation of the Closing, or imposing Damages in respect thereto, shall be in effect, and there shall be no pending or threatened actions or proceedings by any Governmental Authority (or determinations by any Governmental Authority) or by any other Person challenging or in any manner seeking to restrict or prohibit the transfer and exchange contemplated hereby or the consummation of the Closing.

                    (c) Buyer shall have executed and delivered to Thomas C. Pedersen, an Employment Agreement in the form previously agreed by Pedersen and Buyer.

                    (d)  Shareholders shall have received an opinion of Kevin
A. Quinn, Esq., General Counsel of Buyer, in a form reasonably acceptable to Shareholders.


                                  ARTICLE IX

                               INDEMNIFICATION


               9.01 AGREEMENT TO INDEMNIFY.

                    (a) Subject to the limitations provided herein, Buyer and its Affiliates (collectively, the "Buyer Indemnitees") shall each be indemnified and held harmless to the extent set forth in this Article IX on a joint and several basis by Shareholders in respect of any Damages reasonably and proximately incurred by any Buyer Indemnitee (i) as a result of any inaccuracy or misrepresentation in or breach of or failure to perform any representation, warranty, covenant, agreement or obligation of Holding Company, Rheochem or Shareholders in this Agreement or (ii) in connection with any Environmental Liability.

                    (b) Shareholders and their Affiliates (collectively the "Shareholder Indemnitees") shall each be indemnified and held harmless to the extent set forth in this Article IX by Buyer in respect of any and all Damages reasonably and proximately incurred by any Shareholder Indemnitee as a result of (i) any inaccuracy or misrepresentation in or breach of or failure to perform any representation, warranty, covenant, agreement or obligation of Buyer in this Agreement or (ii) Rheochem's or Buyer's conduct of the Business after the Closing.

                    (c) Notwithstanding the foregoing, Buyer Indemnitees may not seek indemnification hereunder from Shareholders unless and until the claims in the aggregate exceed $100,000, provided that if such threshold is exceeded, Buyer Indemnitees may seek indemnification hereunder for any and all claims subject to a one-time deductible in the amount of $10,000. This
Section 9.01(c) shall not apply to indemnification claims relating to Sections 3.01, 3.06, 3.21, and 7.04, which will be fully indemnified by Shareholders.

                    (d) From and after the Closing Date, Holding Company and Rheochem shall have no liability to Shareholders for contribution or reimbursement due to, or other Damages arising out of, liability incurred by Shareholders pursuant to Section 9.01(a) notwithstanding the fact that the representations and warranties of Holding Company, Rheochem and Shareholders in Article III and the covenants of Holding Company, Rheochem and Shareholders in Article V are joint and several.


               9.02 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS.

                    (a) Except as hereinafter provided in this Section 9.02, all representations, warranties, covenants, agreements and obligations of each Indemnifying Party contained herein and all claims of any Indemnitee in respect of any breach of any representation, warranty, covenant, agreement or obligation of any Indemnifying Party contained in this Agreement, shall survive the Closing and shall expire on the second anniversary of the Closing Date.

                    (b) Notwithstanding Section 9.02(a) the representations, warranties, covenants, agreements and obligations of Shareholders as Indemnifying Parties shall survive the Closing Date until the expiration of any applicable statute of limitations, including extensions thereof with respect to: (i) the inaccuracy or misrepresentation in or breach of any representation, warranty, covenant or agreement made by Shareholders in this Agreement arising out of fraud or willful misconduct; (ii) any inaccuracy or misrepresentation in or breach of any representation or warranty made in Sections 3.22 and 3.24 regardless of whether such inaccuracy or misrepresentation or breach arises out of fraud or willful misconduct; and
(iii) the breach or failure to perform by Shareholders after the Closing Date of any of the covenants, agreements or obligations of such Person contained in this Agreement.

                    (c) Notwithstanding Section 9.02(a), each of the following representations, warranties, covenants, agreements and obligations of Buyer as an Indemnifying Party shall survive the Closing Date until the expiration of the applicable statute of limitations, including extensions thereof: (i) any inaccuracy or misrepresentation in or breach of any representation, warranty, covenant or agreement made by Buyer in this Agreement arising out of fraud or willful misconduct; and (ii) the breach or failure to perform by Buyer after the Closing Date of any of the covenants, agreements or obligations of such Person contained in this Agreement.

                    (d) Notwithstanding anything in this Article IX to the contrary, in the case of any Damages (i) incurred by any Buyer Indemnitee (A) as a result of any inaccuracy in or breach of or failure to perform any representation, warranty, covenant, agreement or obligation of or concerning Rheochem or the Business in this Agreement or (B) in connection with any Environmental Liability of Rheochem and (ii) not arising out of Shareholders' fraud or willful misconduct, the liability of Shareholders under Section 9.01(a) shall be limited to one-half of the amount of such Damages and in no event shall Shareholders' aggregate liability for such Damages exceed one-half of the Purchase Price.

                    (e) Notwithstanding anything in this Article IX to the contrary, no Indemnitee shall be entitled to indemnification pursuant to this
Article IX in respect of any Damages that result solely from the negligence or willful misconduct of such Indemnitee.

               9.03 CLAIMS FOR INDEMNIFICATION. If any Indemnitee shall believe that such Indemnitee is entitled to indemnification pursuant to this
Article IX in respect of any Damages, such Indemnitee shall give the appropriate Indemnifying Party prompt written notice thereof. Any such notice shall set forth in reasonable detail and to the extent then known the basis for such claim for indemnification. The failure of such Indemnitee to give notice of any claim for indemnification promptly shall not adversely affect such Indemnitee's right to indemnity hereunder except to the extent that such failure materially adversely affects the right of the Indemnifying Party to assert any reasonable defense to such claim. Each such claim for indemnity shall expressly state that the Indemnifying Party shall have only the 30-day period referred to in the next sentence to dispute or deny such claim. The Indemnifying Party shall have 30 days following its receipt of such notice either (a) to acquiesce in such claim by giving such Indemnitee written notice of such acquiescence or (b) to object to the claim by giving such Indemnitee written notice of the objection. If the Indemnifying Party does not object thereto within such 30-day period, such Indemnitee shall be entitled to be indemnified for all Damages reasonably and proximately incurred by such Indemnitee in respect of such claim. If the Indemnifying Party objects to such claim in a timely manner, and such Indemnitee and the Indemnifying Party are unable to resolve their dispute within 30 days following such objection (or such additional period of time as may be mutually agreed to by such Persons), the claim shall be submitted immediately to arbitration pursuant to Section 11.11.

         9.04 DEFENSE OF CLAIMS.

              (a) In connection with any claim which may give rise to indemnity under this Article IX resulting from or arising out of any claim or Proceeding against an Indemnitee by a Person that is not a party hereto, the Indemnifying Party may, subject to Section 9.04(b), assume the defense of any such claim or Proceeding (unless such Indemnitee elects not to seek indemnity hereunder for such claim), upon written notice to the relevant Indemnitee, if all Indemnifying Parties with respect to such claim or Proceeding jointly acknowledge to the Indemnitee its right to indemnity pursuant hereto in respect of the entirety of such claim (as such claim may have been modified through written agreement of the parties or arbitration hereunder) and provides assurances, reasonably satisfactory to such Indemnitee, that the Indemnifying Parties will be financially able to satisfy such claim in full if such claim or Proceeding is decided adversely. Prior to the assumption by an Indemnifying Party of the defense of any claim or Proceeding, the Indemnitee may make such appearances and filings with respect thereto as the Indemnitee reasonably determines to be necessary or appropriate. If the Indemnifying Parties assume the defense of any such claim or Proceeding, the Indemnifying Parties shall select counsel reasonably acceptable to such Indemnitee to conduct the defense of such claim or Proceeding, shall take all steps necessary in the defense or settlement thereof and shall at all times diligently and promptly pursue the resolution thereof. If the Indemnifying Parties shall have assumed the defense of any claim or Proceeding in accordance with this Section 9.04, the Indemnifying Parties shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any such claim or Proceeding, without the prior written consent of such Indemnitee; PROVIDED, HOWEVER, that the Indemnifying Parties shall pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness thereof; PROVIDED, FURTHER, that the Indemnifying Parties shall not be authorized to encumber any of the assets of any Indemnitee or to agree to any restriction that would apply to any Indemnitee or to its conduct of business; and PROVIDED, FURTHER, that a condition to any such settlement shall be a complete release of such Indemnitee and its Affiliates, officers, employees, consultants and agents with respect to such claim. Subject to Section 9.04(b), such Indemnitee shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense. Each Indemnitee shall, and shall cause each of its Affiliates, officers, employees, consultants and agents to, cooperate fully with the Indemnifying Parties in the defense of any claim or Proceeding being defended by the Indemnifying Parties pursuant to this Section 9.04. If the Indemnifying Parties do not assume the defense of any claim or Proceeding resulting therefrom in accordance with the terms of this Section 9.04(a), such Indemnitee may defend against such claim or Proceeding.


              (b) Notwithstanding Section 9.04(a), the Indemnifying Parties may not assume the defense of any claim or Proceeding and the Indemnitee may assume such defense if, in the reasonable opinion of the Indemnitee, (i) such claim or Proceeding involves an issue or matter that, if determined adversely to the Indemnitee, is likely to have a material adverse effect on the business, operations, assets, properties or prospects of the Indemnitee, or (ii) there is one or more legal defenses available to the Indemnitee that conflict with those available to an Indemnifying Party. If the Indemnitee assumes defense of any such claim or Proceeding, (A) the Indemnifying Parties may participate in, but not control, the defense of such claim or Proceeding, and (B) if the Indemnitee receives a settlement proposal from the Person asserting such claim or instituting such Proceeding and is notified by an Indemnifying Party that such Indemnifying Party wants to accept such settlement proposal, the liability of the Indemnifying Parties with respect to such claim or Proceeding shall equal the lesser of (x) the amount offered in such settlement proposal, (y) the amount of actual Damages of the Indemnitee with respect to such claim or Proceeding or (z) the maximum liability of the Indemnifying Parties pursuant to Section 9.02(d).

              (c) If the Indemnitee elects to defend any claim or Proceeding pursuant to the last sentence of Section 9.04(a) or pursuant to Section 9.04(b), the Indemnitee shall conduct such defense in such manner as it shall deem appropriate, including settling such claim or Proceeding after giving notice of the same to the Indemnifying Parties, on such terms as such Indemnitee shall deem appropriate. If the Indemnifying Parties seek to question the manner in which such Indemnitee defended such claim or Proceeding or the amount of or nature of any such settlement, the Indemnifying Parties shall have the burden to prove by a preponderance of the evidence that such Indemnitee did not defend such claim or Proceeding in a reasonably prudent manner.

              (d) This Section 9.04 shall in no way limit the rights of Shareholders under Section 7.04(g)(i).

                                  ARTICLE X

                                 TERMINATION

         10.01 GROUNDS FOR TERMINATION. This Agreement may be terminated at any time prior to the Closing:

               (a)  by mutual written agreement of all of the parties hereto;

               (b) by Buyer at any time following the expiration of 15 days from the date that Buyer has given notice to Shareholders of any one or more inaccuracies or misrepresentations in or breaches of the representations or warranties made by Holding Company, Rheochem or Shareholders contained herein that, if not cured prior to the Closing Date, would give Buyer grounds not to close under Section 8.01 when taken into account with all other uncured inaccuracies or misrepresentations in or breaches of such representations or warranties as to which Buyer shall have given notice to Shareholders as provided in this clause (b); PROVIDED, HOWEVER, that no termination under this clause (b) shall take effect if such inaccuracies, misrepresentations or breaches shall have been cured in all material respects within such 15-day period;

               (c) by Buyer at any time following the expiration of 15 days from the date that Buyer has given written notice to Shareholders of the failure by Holding Company, Rheochem or Shareholders to perform and satisfy in any material respect any of their respective material obligations under this Agreement required to be performed and satisfied by Holding Company, Rheochem or Shareholders on or prior to the Closing Date, or the failure to perform and satisfy any other obligations of Holding Company, Rheochem or Shareholders under this Agreement if the aggregate of all such other failures shall be material; PROVIDED, HOWEVER, that no termination under this clause (c) shall take effect if such breaches or failures shall have been cured in all material respects within such 15-day period;

               (d) by Shareholders at any time following the expiration of 15 days from the date that Shareholders have given written notice to Buyer of any one or more material inaccuracies or material misrepresentations in or material breaches of the representations or warranties made by Buyer herein which, if not cured prior to the Closing Date, have had or could be reasonably expected to give Shareholders grounds not to close under Section
8.02 when taken into account with all other uncured inaccuracies or misrepresentations in or breaches of such representations or warranties as to which Shareholders shall have given notice to Buyer as provided in this clause (d); PROVIDED, HOWEVER, that no termination under this clause (d) shall take effect if such breaches shall have been cured in all material respects within such 15-day period;

               (e) by Shareholders at any time following the expiration of 15 days from the date that Shareholders have given written notice to Buyer of Buyer's failure to perform and satisfy in any material respect any of its material obligations under this Agreement required to be performed and satisfied by Buyer on or prior to the Closing Date, or the failure to perform and satisfy any other obligations of Buyer under this Agreement if the aggregate of all such other failures shall be material; PROVIDED, HOWEVER, that no termination under this clause (e) shall take effect if Buyer shall have cured such breaches or failures in all material respects within such 15-day period;

               (f) by any party hereto, if the Closing shall not have been consummated by May 31, 1997 (the "Outside Date"); PROVIDED, HOWEVER, that no party may terminate this Agreement pursuant to this clause (f) if the Closing shall not have been consummated within such time period by reason of the failure of such party or any of its Affiliates to perform in all material respects any of its or their respective covenants or agreements contained in this Agreement; and

               (g) by any party hereto if any Federal, state or foreign law or regulation thereunder shall hereafter be enacted or become applicable that makes the transactions contemplated hereby or the consummation of the Closing illegal or otherwise prohibited, or if any judgment, injunction, order or decree enjoining either party hereto from consummating the transactions contemplated hereby is entered, and such judgment, injunction, order or decree shall become final and nonappealable.

         The party desiring to terminate this Agreement pursuant to clauses
(b) through (g) shall give written notice of such termination to the other party.

              10.02 EFFECT OF TERMINATION. If this Agreement is terminated as permitted by Section 10.01, such termination shall be without liability of any party to any other party to this Agreement; PROVIDED, HOWEVER, that if such termination shall result from the breach by any party of its representations, warranties or covenants contained in this Agreement, such party shall be fully liable for any and all Damages incurred or suffered by the other parties as a result of such failure or breach notwithstanding such termination. The provisions of Sections 5.04, 6.01, 10.02, 11.01, 11.03,
11.05 11.07, 11.08, 11.10, 11.11 and 11.12 shall survive any termination of this Agreement pursuant to Article X.

                                  ARTICLE XI

                                MISCELLANEOUS

              11.01 NOTICES. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given
(i) if personally delivered, when so delivered, (ii) if mailed, two Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below, (iii) if given by telex or telecopier, once such notice or other communication is transmitted to the telex or telecopier number specified below and the appropriate answer back or telephonic confirmation is received, PROVIDED that such notice or other communication is promptly thereafter mailed in accordance with the provisions of clause (ii) above or (iv) if sent through an overnight delivery service in circumstances in which such service guarantees next day delivery, the day following being so sent:

      If to Shareholders:

      Thomas C. Pedersen, as
      Shareholder Representative
      180 Mt. Airy Road, Suite 202
      Basking Ridge, New Jersey 07920

      If to Holding Company:

      Rheochem, Incorporated
      180 Mt. Airy Road, Suite 202
      Basking Ridge, New Jersey 07920
      Attn: Mr. Thomas C. Pedersen
      Telecopier No.:  (908) 630-9696

      If to Rheochem:

      Rheochem Technologies, Inc.
      180 Mt. Airy Road, Suite 202
      Basking Ridge, New Jersey 07920
      Attn: Mr. Thomas C. Pedersen
      Telecopier No.:  (908) 630-9696

      with a copy of any notice to Shareholders, Holding Company or Rheochem to:

      Whitman Breed Abbott & Morgan
      200 Park Avenue
      New York, NY 10166
      Attn:  Brian L. Sullivan, Esq.
      Telecopier No.:  (212) 351-3131

      If to Buyer:
      Astor Corporation
      8521 Six Forks Road, Suite 105
      Raleigh, NC 27615
      Attn:  Mr. Boyd D. Wainscott
      Telecopier No:  (919) 846-8283

      with a copy to:

      Aurora Capital Partners L.P.
      10th Floor
      1800 Century Park East
      Los Angeles, California 90067
      Attn:  Mr. W. Montague Yort
      Telecopier No:  310-277-5591

Any party may give any notice, request, demand, claim or other communication hereunder using any other means (including ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended. Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered to such party by giving the other parties notice in the manner herein set forth.

         11.02 AMENDMENTS; NO WAIVERS.

               (a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by all parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective.

               (b) No waiver by a party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence. No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

         11.03 EXPENSES. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense. Without limiting the generality of the foregoing, the Shareholders shall pay the fees and expenses of all legal, accounting and other fees and expenses incurred by the Shareholders, Holding Company and/or Rheochem prior to the Closing Date in connection with the negotiation, execution, delivery and performance of this Agreement.

         11.04 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party hereto may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of each other party, which approval shall not be unreasonably withheld.

                    11.05 GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the internal laws (without reference to choice or conflict of laws) of the State of New York.

                    11.06 COUNTERPARTS; EFFECTIVENESS. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto.

                    11.07 ENTIRE AGREEMENT. This Agreement (including the Schedules and Exhibit referred to herein which are hereby incorporated by reference) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement. Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

                    11.08 CAPTIONS. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. All references to an Article or Section include all subparts thereof.

                    11.09 SEVERABILITY. If any provision of this Agreement, or the application thereof to any Person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other Persons, places and circumstances shall remain in full force and effect only if, after excluding the portion deemed to be unenforceable, the remaining terms shall provide for the consummation of the transactions contemplated hereby in substantially the same manner as originally set forth at the later of the date this Agreement was executed or last amended.

                    11.10     CONSTRUCTION.

                              (a)  The language used in this Agreement will
be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against either party. Any reference to any Applicable Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever required by the context, any gender shall include any other gender, the singular shall include the plural and the plural shall include the singular. The words "herein," "hereof," "hereunder," and words of similar import refer to the Agreement as a whole and not to a particular section. Whenever the word "including" is used in this Agreement, it shall be deemed to mean "including, without limitation," "including, but not limited to" or other words of similar import such that the items following the word "including" shall be deemed to be a list by way of illustration only and shall not be deemed to be an exhaustive list of applicable items in the context thereof.

                              (b)  The parties hereto intend that each
representation, warranty, and covenant contained herein shall have independent significance. If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant.

                    11.11     ARBITRATION OF CLAIMS.

                              (a)  Except as otherwise specifically provided
elsewhere in this Agreement, any dispute or difference between or among the parties arising out of this Agreement or the transactions contemplated hereby, including, without limitation, any dispute between any Indemnitee and any Indemnifying Party under Article IX which the parties are unable to resolve themselves, shall be submitted to and resolved by arbitration pursuant to and in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect on the date of the initial request that gave rise to the dispute to be arbitrated (the "AAA Rules").

                              (b)  Such arbitration shall be conducted by a
panel of three arbitrators, which shall be selected from a list of arbitrators pursuant to and in accordance with the AAA Rules. Such arbitration proceeding shall be conducted in the Borough of Manhattan, The City of New York. The arbitrators shall not have the authority to modify any term or provision of this Agreement. The arbitration proceeding shall include an opportunity for the parties to conduct discovery in advance of the proceeding, which discovery may be limited by rules established by the arbitrators. Notwithstanding the foregoing, the parties agree that they will attempt, and they intend that they and the arbitrators should use their best efforts in that attempt, to conclude such arbitration proceeding and have a final decision from the arbitrators within 90 days from the date of selection of the arbitrators; provided, however, that the arbitrators shall be entitled to extend such 90-day period one or more times to the extent necessary for such arbitrators to place a dollar value on any claim that may be unliquidated. The arbitrators shall promptly deliver a written decision with respect to the dispute to each of the parties, which shall promptly act in accordance therewith. Each party agrees that any decision of the arbitrators shall be final, conclusive and binding, absent fraud or manifest error, and that they will not contest any action by any other party hereto in accordance with a decision of the arbitrators, except on a basis of fraud or manifest error. It is specifically understood and agreed that any party may enforce any award rendered pursuant to the arbitration provisions of this Section
11.11 by bringing suit in any court of competent jurisdiction.

                              (c)  All fees, costs and expenses (including
attorneys' fees and expenses) incurred by the party that prevails in any such arbitration commenced pursuant to this Section 11.11 or any judicial action or proceeding seeking to enforce the agreement to arbitrate disputes as set forth in this Section 11.11 or seeking to enforce any order or award of any arbitration commenced pursuant to this Section 11.11 may be assessed against the party or parties that do not prevail in such arbitration in such manner as the arbitrators or the court in such judicial action, as the case may be, may determine to be appropriate under the circumstances. All costs and expenses attributable to the arbitrators shall be allocated among the parties to the arbitration in such manner as the arbitrators shall determine to be appropriate under the circumstances.

                    11.12 CUMULATIVE REMEDIES. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

                    11.13 THIRD PARTY BENEFICIARIES. No provision of this Agreement shall create any third party beneficiary rights in any Person, including any employee of Buyer or employee or former employee of Holding Company, Rheochem or any Affiliate thereof (including any beneficiary or dependent thereof).

                    11.14 SHAREHOLDERS' REPRESENTATIVE. By execution hereof, each Shareholder appoints and designates Pedersen as his or her representative under this Agreement, who shall be authorized and empowered to act for each Shareholder under this Agreement, including, without limitation, to represent each Shareholder at the Closing, and in connection with all transactions contemplated hereby. In such capacity, Pedersen shall have no liability as such to Buyer unless Buyer suffers any loss, damage or expense as a result of the gross negligence or willful misconduct of Pedersen in his capacity as Shareholder's representative.

                    IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused this Agreement to be duly executed by their respective authorized representatives as of the day and year first above written.

                                           /s/ Thomas C. Pedersen
                                        ----------------------------------
                                               Thomas C. Pedersen

                                           /s/ Susan R. Spingler
                                        ----------------------------------
                                               Susan R. Spingler

                                          /s/ Thomas R. Pedersen
                                        ----------------------------------
                                              Thomas R. Pedersen

                                          /s/ Jean R. Pedersen
                                        ----------------------------------
                                              Jean R. Pedersen

                                          /s/ Thomas C. Pedersen
                                        ----------------------------------
                                            Thomas C. Pedersen, as Custodian for
                                            Rachel A. Pedersen, a Minor

                                         /s/ Thomas C. Pedersen
                                        ----------------------------------
                                            Thomas C. Pedersen, as Custodian for
                                            Thomas A. Pedersen, a Minor

                                         /s/ Thomas C. Pedersen
                                        ----------------------------------
                                            Thomas C. Pedersen, as Custodian for
                                            Peter S. Pedersen, a Minor

                                         /s/ Ellen K. Hedden
                                        ----------------------------------
                                             Ellen K. Hedden

                                        RHEOCHEM, INCORPORATED

                                        By:  /s/ Thomas C. Pedersen
                                            ------------------------------
                                        Name:  Thomas C. Pedersen
                                        Title: President

                                        RHEOCHEM TECHNOLOGIES, INC.

                                        By:  /s/ Thomas C. Pedersen
                                            ------------------------------
                                        Name:    Thomas C. Pedersen
                                        Title:   President


                                        ASTOR CORPORATION

                                        By:  /s/ Boyd D. Wainscott
                                            ------------------------------
                                        Name:     Boyd D. Wainscott
                                        Title:    Chairman and Chief Executive
                                                  Officer

                                      EXHIBIT A



                         Number of Shares
Name of Shareholder      of Common Stock     Certificate No.      Purchase Price
-------------------      ----------------    ---------------      --------------
Thomas C. Pedersen            1,290          1 & 12                $9,573,157.89
Susan R. Spingler               330          7 & 23                 2,448,947.37
Thomas R. Pedersen              150          17                     1,113,157.89
Jean R. Pedersen                 30          8, 15 & 18               222,631.58
Thomas A. Pedersen               30          9, 16 & 19               222,631.58
Rachel A. Pedersen               30          6, 13 & 20               222,631.58
Peter S. Pedersen                30          14, 21 & 22              222,631.58
Ellen K. Hedden                  10          10                        74,210.53
                              -----                               --------------
        Total                 1,900                               $14,100,000.00

                                      Per Share Price - $7,421.05 per share

                                       39






















                          Disclosure Schedules

                                    to

                          Stock Purchase Agreement

                 between the Shareholders of Rheochem, Inc.

                              as Sellers, and

                          Astor Corporation, as Buyer

                           ------------------------

                                  SCHEDULE 3.11(a)

                                   REAL PROPERTY


For legal description see attached copies of Special Warranty Deed dated March 31, 1993 and Trustees' Deed dated August 21, 1995.


                                  LEASED REAL PROPERTY


2,064 square feet on the 2nd floor of Mount Airy Corners III, 180 Mount Airy Road, Basking Ridge, New Jersey.


                                  SCHEDULE 3.11(b)

                               PERSONAL PROPERTY LEASES



                                         None




                                  SCHEDULE 3.12

                             TRANSACTIONS WITH AFFILIATES


None, except as disclosed in the notes to the 1996 financial statements of Holding Company and Rheochem or as otherwise agreed upon between Holding Company, Rheochem, Shareholders and Buyer.


                                  SCHEDULE 3.14

                                    LITIGATION


GRANVILLE GROGAN V. RHEOCHEM MANUFACTURING, INC., Case No., 95CC061456 (Circuit Court of Boone Country, Missouri). Suit for personal injuries to truck driver of a Rheochem vendor. Alleges damages of $1 million.

Potential claim of Colonial Plastics of Tampa, Florida, or its trustee in bankruptcy. Rheochem received possibly preferential payments within 60 days of customer's filing for Chapter 11 protection. Payments totalled approximately $38,000.


                                  SCHEDULE 2.15

                                 SCHEDULE CONTRACTS


Lease, dated October 31, 1996, between 180/188 Mt. Airy Road, L.L.C., Landlord, and Rheochem, Inc., Tenant.

Employment Agreement, dated as of January 1, 1992, between Rheochem Manufacturing Co., Inc. and Fred H. Durrenberger.

Employment Agreement, dated as of July 1, 1996, between Rheochem
Technologies, Inc. and Robert R. Kwapisz.

Representative Agreement, dated April 15, 1986, and Amendment, dated February 25, 1988, among Rheochem Manufacturing Company, Inc., Rheochem Inc. and Anderson and Company.

Representative Agreement, dated December 20, 1985, and Amendment, dated February 25, 1988, among Rheochem Manufacturing Co., Inc., Rheochem Inc. and J.M. Jones Associates, Inc.

Representative Agreement, dated August 29, 1990, between Rheochem
Manufacturing Co., Inc. and J.I. Gray and Associates, Inc.

Representative Agreement, dated March 17, 1995, between Rheochem
Manufacturing Co., Inc. and Voss Plastic Material and Equipment, Inc.

Representative Agreement, dated March 12, 1990, between Rheochem
Manufacturing Co., Inc. and Zaparanick & Associates, Inc.

Contract of Sale, dated as of January 1, 1995, between Chevron Chemical Company, as seller, and Astor Wax Corporation and Rheochem Manufacturing Company, Inc., as buyers

Master Supply Agreement, dated June 1996, between Allied Signal Inc., as Seller, and Rheochem Technologies Inc., as buyer.

Commercial Activities Agreement, dated June 15, 1994, between Rheochem Manufacturing Co., Inc. and Chusei (U.S.A.) Inc.

Side Track Agreement, dated August 21, 1996, between the City of Columbia, Missouri and Rheochem Technologies, Inc. for the construction by Rheochem of a railroad side track.

$2,000,000 Line of Credit Letter Agreement, dated as of June 16, 1996, between Fleet Bank, as lender, and Rheochem Technologies, Inc., as borrower, together with $2,000,000 Interest Bearing Grid Note, dated June 16, 1996.

Product Supply Agreement, effective June 30, 1994, between Rheochem Manufacturing Company, Inc., as seller, and Concorde Industries, Inc., as buyer.

Noncompetition and Assistance Agreement, dated June 30, 1994, between Rheochem Manufacturing Company, Inc. and Concorde Industries, Inc.

$800,000 Target Promissory Note, dated June 30, 1994, issued by Rheochem Manufacturing Company, Inc. and payable to the order of Concorde Industries, Inc.

Amended and Restated Rail Siding Agreement, dated June 30, 1994, between Uponor ETI Company (f/k/a Extrusion Technologies, Incorporated) and Rhoechem Manufacturing COmpany, Inc.

Amended and Restated Service Agreement for Wastewater Facility Use, dated as of June 30, 1994, between Uponor ETI Company (f/k/a Extrusion Technologies, Incorporated) and Rheochem Manufacturing Company, Inc.



                                SCHEDULE 3.18

                     BENEFIT PLANS AND BENEFIT AGREEMENTS

Rheochem, Inc.:

                  Blue Cross Select PPO
                  Key Man Disability
                  Simplified Employee Pension
                  Key Man Life Insurance
                  Medical Reimbursement Plan

Rheochem Technologies:

                  Aetna HMO/PPO
                  Dental Plan
                  Life Insurance
                  Accidental Death & Dismemberment
                  401(k) Plan

                                SCHEDULE 3.20

                            INTELLECTUAL PROPERTY

                            Rheochem Technologies:

Trademark application for the mark "Smart-Pak" filed with the U.S. Patent and Trademark Office on or about November 14, 1996.

Trademark application for the mark "Smart-Lub" filed with the U.S. Patent and Trademark Office on or about November 14, 1996.



                                SCHEDULE 3.24

                                 TAX MATTERS

                                     None

Filed for record on April 1, 1993 at 2:36:37 PM in Boone Co. Mo. Document No. 5739 recorded in Book 968 page 975. Bettie Johnson, Recorder of Deeds

                            SPECIAL WARRANTY DEED

     THIS DEED, made and entered into this 31st day of March, 1993, by and between EXTRUSION TECHNOLOGIES, INCORPORATED, a Colorado corporation, whose address is 1600 Stout Street, Suite 1710, Denver, Colorado 80202 ("Grantor"), and RHEOCHEM MANUFACTURING COMPANY, INC., a Colorado corporation, whose address is 775 Mountain Boulevard, Suite 214, Watchung, New Jersey 07060 ("Grantee").

    WITNESSETH, that Grantor, for and in consideration of the sum of Five Hundred Three Thousand Five Hundred Thirty-Four and 00/100THS Dollars paid by Grantee, the receipt of which is hereby acknowledged, does by these presents BARGAIN and SELL, CONVEY and CONFIRM unto Grantee the following described Real Estate, situated in the County of Boone, State of Missouri, to-wit:

     Lot 2 of E.T.I. Subdivision as shown by the plat recorded in Plat Book 27, Page 2, Records of Boone County, Missouri.

     TO HAVE AND TO HOLD the same, together with all rights and appurtenances to the same belonging, unto Grantee, and to its heirs and assigns forever. Grantor hereby covenants that it and its heirs, executors and administrators shall and will WARRANT AND DEFEND the title to the premises unto Grantee, and to its heirs and assigns forever, against the lawful claims of all persons claiming by, through or under Grantor but none other, excepting, however, the general taxes for the calendar year 1993 and thereafter, the special taxes becoming a lien after the date of this deed, and all other easements, rights and matters of record.

     IN WITNESS WHEREOF, Grantor has executed these presents the day and year first above written.

                                       EXTRUSION TECHNOLOGIES, INCORPORATED


                                       ------------------------------------
                                       By: /s/ L.J. Ciancia
                                           --------------------------------
                                       Title: President
                                              -----------------------------

(SEAL)

ATTEST:


---------------------------------------
By: /s/ illegible
    -----------------------------------
Title: Secretary & V.P. [Finance]
       --------------------------------

STATE OF Colorado                      )
                                       )   SS.
COUNTY OF Denver                       )

     On this 29th day of March, 1993, before me personally appeared to me known to be the person described in and who executed the foregoing instrument, and acknowledged that L.J. Ciancia, as President of Extrusion Technologies, Incorporated, a Colorado corporation, executed the same as his free act and deed.

     IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed my official seal in the County and State aforesaid, the day and year first above written.

                                               /s/ Blair G. Carrow
                                               ------------------------------
                                               Notary Public
[SEAL]

     My term expires: June 10; 1994


274726.1                               2

          STATE OF MISSOURI)                                   Document No. 5759
          COUNTY OF BOONE  )  SS.

               I, the undersigned Recorder of Deeds for said county and state do hereby certify that the foregoing instrument of writing was filed for record in my office on the 1st day of April, 1993 at 2 o'clock and 36:37 minutes PM and is truly recorded in Book 968 Page 975.
[SEAL]
               Witness my hand and official seal on the day and year aforesaid.

                                       BETTIE JOHNSON, RECORDER OF DEEDS

                                       by /s/ Karen Johnson              deputy
                                          -----------------------------
                                          Karen Johnson

Filed for record Aug 22, 1995 at 9:28:11 A.M. in Boone Co. Mo. Document No. 15799 recorded in Book 1174 Page 427. Bettie Johnson, Recorder of Deeds

                             TRUSTEES' DEED

    THIS DEED is made and entered into this 21st day of August, 1995, by and between JOHN K. MCBRIDE AND BOONE COUNTY NATIONAL BANK, TRUSTEES OF THE A. PERRY PHILIPS MARITAL TRUST (said Trustees are hereinafter referred to as "the First Parties") AND RHEOCHEM MANUFACTURING COMPANY, INC., A COLORADO CORPORATION (hereinafter referred to as "the Second Party").

The mailing address of the Second Party is: 6400 N. Brown Station Road, Columbia, MO 65202.

    WITNESSETH:

    WHEREAS, John K. McBride and Boone County National Bank are the Trustees, and are presently acting as Trustees, of the A. Perry Philips Marital Trust; and

    WHEREAS, the A. Perry Philips Marital Trust has not been revoked and is presently in full force and effect; and

    WHEREAS, the A. Perry Philips Marital Trust granted to the undersigned, as Trustees, full power to sell and convey the real estate hereinafter described; and

    WHEREAS, the Second Party has purchased the real estate hereinafter described from the First Parties.

    NOW, THEREFORE, the First Parties, for and in consideration of the sum of Ten Dollars ($10.00) and other valuable considerations paid by the Second Party, the receipt of which is hereby acknowledged, does by these presents, sell and convey unto the Second Party, the following described real estate lying, being and situated in Boone County, Missouri, to-wit:

    PARCEL NO. 1: Lot One (1) of Columbia Industrial Development Corporation Plat II as shown by plat recorded in Plat Book 11, Page 139, Records of Boone County, Missouri, EXCEPTING THEREFROM that part conveyed to the State of Missouri, acting by and through the State Highway Commission of Missouri, by warranty deed recorded July 30, 1985 in Book 540, Page 457, Records of Boone County, Missouri.

    PARCEL NO. 2: Lot Two B (2B) of a replat of Lot 2 Columbia Industrial Development Corporation Plat II as shown by plat recorded in Plat Book 28, Page 75, Records of Boone County, Missouri.

    Subject to easements and restrictions of record.

    TO HAVE AND TO HOLD THE SAME, together with all rights, immunities, privileges and appurtenances to the same belonging, unto the Second Party, and unto its successors and assigns forever.

    IN WITNESS WHEREOF, Boone County National Bank, acting by and through Scott M. Kellett, an authorized Trust Officer of Boone County National Bank, and John K. McBride have hereunto set their hands the day and year first above written.

[SEAL]                              TRUSTEES OF THE A. PERRY PHILIPS MARITAL
                                    TRUST:

                                    BOONE COUNTY NATIONAL BANK

                                    By: /s/ Scott M. Kellett
                                       -------------------------------------

                                    Name Printed: Scott M. Kellett
                                                 ---------------------------
                                                      Trust Officer

ATTEST:

/s/ Cara L. Scuder
-----------------------------------------

Name Printed: Cara L. Scuder
             ----------------------------
             Secretary or Asst. Secretary



                                    /s/ John K. McBride
                                    -----------------------------------------
                                    John K. McBride

STATE OF MISSOURI    )
                     )SS.
COUNTY OF BOONE      )

    On this 21 day of August, 1995, before me appeared SCOTT M. KELLETT, to me personally known, who being by me duly sworn, did say that he/she is a Trust Officer of Boone County National Bank, and that the seal affixed to the foregoing instrument is the corporate seal of Boone County National Bank by authority of its Board of Directors and the said Trust Officer acknowledged said instrument to be the free act and deed of Boone County National Bank, acting as Trustee of the A. Perry Philips Marital Trust.

    IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal, at my office in Columbia, Missouri the day and year first above written.

[SEAL]                              /s/ Denise M. Sullivan
                                    -----------------------------------------

                                    ------------------------, Notary Public

My commission expires:
                       -------------.

[STAMP]

STATE OF INDIANA        )
                        )SS.
COUNTY OF TIPPECANOE    )

    On this 14th day of August, 1995, before me personally appeared John K. McBride, to me known to be the person described in and who executed the foregoing instrument and acknowledged that he executed the same as his free act and deed as Trustee of the A. Perry Philips Martial Trust.

    IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed my official seal at my office in the State and County aforesaid, the day and year first above written.

                                    /s/ Mary Ann Weast
                                    -----------------------------------------

                                    Mary Ann Weast, Notary Public
                                    ---------------
                                    Resident of Tippecanoe County, Indiana.

[SEAL]
My commission expires: June 27, 1997.
                      ---------------


STATE OF MISSOURI)
COUNTY OF BOONE  ) SS.                                    Document No. 15799

    I, the undersigned Recorder of Deeds for said county and state do hereby certify that the foregoing instrument of writing was filed for record in my office on the 22nd day of August, 1995 at 9 o'clock and 28:11 minutes AM and is truly recorded in Book 1174 Page 427.

    Witness my hand and official seal on the day and year aforesaid.

    [SEAL]                          BETTIE JOHNSON, RECORDER OF DEEDS

                                    by /s/ Lois Ashlock   deputy
                                      -------------------
                                       Lois Ashlock